AIR

AIR

AIR Issues Report

FirstEnergy's

Response to Air Emissions Regulations and Assessments of Future Risks and Mitigation Efforts

December 2005

FirstEnergy

Table of Contents

Forward-Looking Statements	i
Message to Shareholders	ii
Executive Summary	iii
List of Tables	viii
List of Figures	ix
Chapter 1: Introduction	1
Chapter 2: FirstEnergy Profile and Background	5
Chapter 3: Clean Air Environmental Actions and Stewardship	8
Chapter 4: Multi-Pollutant Rules and Proposals	20
Chapter 5: Climate Change and CO2 Initiatives	26
Chapter 6: Risk Mitigation Strategy	38
Chapter 7: Impact on Customers	46
Chapter 8: Conclusion	49

Glossary
Terms	1
Acronyms	4
Appendices
Appendix A:FirstEnergy's Inventory of Greenhouse Gas Emissions	1
Appendix B:Global Warning Potential	2
Appendix C:Profiles of FirstEnergy's Clean-Coal Technology Projects	3
Appendix D:International Initiatives	6
Bibliography

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Forward-Looking Statements

This report includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including the proposed transfer of nuclear generation assets and employee workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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Message to Shareholders

I’m pleased to offer our shareholders the following assessment of our environmental record and the steps we’re taking to meet increasingly stringent regulations in the future.

As one of the nation’s leading energy companies, FirstEnergy is committed to protecting the environment while meeting our customers’ needs for reliable and affordable electricity. We achieve these objectives by effectively managing the environmental impact of our activities; using natural resources wisely; improving our environmental performance; and supporting research on environmental technologies.

We take pride in our environmental achievements. For example:

■	Since the Clean Air Act was amended in 1990, we’ve reduced emissions of nitrogen oxides (NOx) by more than 60 percent and sulfur dioxide (SO2) by nearly one-half;

■	We are investing more than $1.5 billion over the next several years in environmental systems that will lead to additional, significant reductions in SO2 and NOx at our coal-based power plants;

■	Nearly 40 percent of the electricity we produce comes from three highly efficient, emissions-free nuclear power plants; and

■	For more than 20 years, we’ve been a national leader in efforts to accelerate the deployment of advanced clean-coal generating technologies.

As we work to achieve additional reductions in emissions, we also recognize that the debate surrounding issues such as global climate change — what many call global warming — may lead to new requirements in the years ahead.

We believe specific targets for carbon dioxide (CO2) reductions should be driven by proven, commercially available technologies. Toward that end, we remain active in collaborative projects such as CoalFleet for Tomorrow and the Midwest Regional Carbon Sequestration Partnership (MRCSP) that should help our industry develop cost-effective CO2 technologies while meeting our nation’s growing electricity needs.

We also believe that solutions should be comprehensive and global — not fractured and segmented by industry or country. Without a global approach that focuses on all sources of CO2 emissions, regulations may lead to higher electric rates and potential supply shortages in the U.S. with no commensurate benefits to the environment.

No matter what regulatory framework we face, FirstEnergy’s diverse mix of generating resources — with our significant component of non-emitting nuclear capacity — places us in a strong position to meet future requirements. And we will continue to operate those resources in an environmentally sound manner while meeting the energy needs of the customers we’re privileged to serve.

We hope you view the following report as both an expression of that commitment and a blueprint to achieve environmental excellence.

Sincerely,

Anthony J. Alexander
President and Chief Executive Officer
FirstEnergy Corp.

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Executive Summary

Global climate change is an issue that has received increasing attention recently, particularly related to the role human activity may play through emissions of CO2 and other greenhouse gases (GHGs). Any response should acknowledge the need for global actions and will require the concerted efforts of different economic sectors. Clearly, it is not just an issue for our country or our industry to address.

Fleet Modernization

At FirstEnergy, fleet modernization has been a key strategy for achieving continuing emission reductions and will be central to our ability to continue meeting new, more stringent requirements. The following activities have helped diversify our generation fleet and minimize risk associated with future regulations:

■
Investment in nuclear power. FirstEnergy companies’ investments in nuclear power in the 1970s and 1980s, as well as an asset exchange in the late 1990s, have resulted in a total fleet of 3,795 megawatts (MW) of non-emitting nuclear capacity.

■
Plant shutdowns. Since 1970, FirstEnergy companies have taken 57 older coal-based boilers out of service. These plants, totaling nearly 1,900 MW of capacity, used more than three million tons of coal annually. It is estimated that as much as 65,000 tons of SO2, 15,600 tons of NOx and 2.25 million tons of CO2 have been avoided annually by the shutdown of these boilers.

■
Generation asset exchange.The company increased its ownership of nuclear generation and decreased its ownership of coal through a 1999 asset exchange with Duquesne Light. Under the agreement, FirstEnergy transferred 1,328 MW of coal-based generating capacity in exchange for 1,436 MW of capacity, including 662 MW of nuclear.

■	Natural gas.Between 1999 and 2002, FirstEnergy companies built 1,155 MW of new gas-fired peaking capacity, further strengthening the company’s ability to meet future GHG regulations.
■	Wind-powered generation.We have long-term agreements to purchase the output of 30 MW of wind power from generators in our service area and plan to secure additional output of at least 210 MW.

■
Emerging technologies.Projects to test and monitor equipment performance of fuel cells and micro-turbines will help us determine the viabil-ity and cost-effectiveness of these tech-nol-ogies for our company and our customers.

Today's FirstEnergy

Today, FirstEnergy owns and operates 20 power plants located in Ohio, Pennsylvania, Michigan and New Jersey, with a combined generating capacity of 13,387 MW.

In 2004, 39.7 percent of the electricity generated by these plants came from non-emitting nuclear units, while approximately 59.9 percent was generated from coal. The remaining 0.4 percent came from hydroelectric, natural gas and oil units.

Since the Clean Air Act Amendments of 1990, FirstEnergy has added low-NOx burners to 20 units, Selective Catalytic Reduction (SCR) equip-ment to 3 units, Selective Non-Catalytic Reduction (SNCR) equipment to 5 units, and repowered a unit with a circulating fluidized bed boiler. In addition, we have increased our reliance on low-sulfur Eastern and Powder River Basin coals.

Investments and Innovation

In total, FirstEnergy companies have spent more than $5 billion on pollution controls and environ-mental systems since 1970. And these invest-ments have resulted in significant emission reductions.

Between 1990 and 2004:

■	SO2 emissions have decreased by 47 percent

■	NOx emissions have decreased by 63 percent

At the same time, customer usage has increased by more than 10 percent.

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The company’s largest plant, the 2,360-MW Bruce Mansfield Plant in Shippingport, PA, is fully equipped with flue-gas desulfurization (FGD) equipment — also known as scrubbers — which removes some 92 percent of SO2, and SCR equipment, helping to meet regulatory requirements for NOx emissions. Over the next few years, the plant’s scrubber systems will be upgraded to increase SO2 removal to about 95 percent.

An example of the company’s approach to environmental stewardship is its innovative Forced Oxidation Gypsum (FOG) project, a $30-million recycling facility at the Mansfield Plant that converts calcium sulfite — a byproduct of the plant’s scrubber systems — into commercial-grade gypsum.

Launched in 1999, the FOG facility currently recycles nearly half-a-million tons of calcium sulfite each year, reducing the need for land-filling. The company’s partner in this project, National Gypsum, built an $85-million drywall facility adjacent to the plant to take advantage of this low-cost raw material. FirstEnergy currently is expanding the FOG facility to nearly triple its recycling capability and output, and further reduce the company’s need to dispose of waste from its scrubber systems while expanding employment opportunities and investment in our local communities.

The FOG project is just one example of the leadership role FirstEnergy’s utility companies have maintained in the development of clean-coal technologies designed to support the continued use of coal — our nation’s most abundant energy resource —while reducing air emissions. For more than two decades, FirstEnergy companies have been actively involved in efforts to accelerate the deployment of advanced clean-coal generating technologies and ensure their commercial availability.

During this time, the companies have partici-pated in some 15 clean-coal technology projects, with a total cost of more than $430 million. These projects were implemented through funding collaborations with various government and industry groups, including U.S. Environ-mental Protection Agency (U.S. EPA), U.S. Department of Energy (DOE), Ohio Coal Develop-ment Office (OCDO), Electric Power Research Institute (EPRI) and the Gas Research Institute.

The latest effort, a partnership with New Hampshire-based Powerspan Corp., resulted in the commercial development of a multi-pollutant control technology called Electro-Catalytic Oxidation (ECO®) that has been proven effective in reducing NOx, SO2, mercury, acid gases, and fine particulates. The ECO system also produces an ammonium sulfate co-product, which can be sold into the fertilizer market.

This seven-year effort to develop ECO from the laboratory to commercial availability was con-ducted at FirstEnergy’s R.E. Burger Plant near Shadyside, Ohio. The OCDO was a key sponsor of this project. Recently, FirstEnergy announced its intentions to install ECO on Unit 4 of its Bay Shore Plant in Oregon, Ohio. Design engineering is expected to begin in early 2006.

FirstEnergy and Powerspan also recently announced plans to conduct a pilot test of a promising CO2 removal technology at the Burger Plant. The technology, called ECO2, can be readily integrated with the ECO system.

Continuing Improvement

In light of pending regulations issued earlier this year, such as the Clean Air Interstate Rule (CAIR) and the Clean Air Mercury Rule (CAMR), these developments could be key to the compliance efforts of generators across the country.

CAIR calls for the most significant reductions of SO2 and NOx in more than a decade. In total, 28 states, including all four where FirstEnergy has generating facilities — Ohio, Pennsylvania, Michigan and New Jersey — will be required to achieve emission reductions over two phases. Phase I requires that NOx emissions be reduced 53 percent from 2003 levels by 2009 and SO2 emissions be reduced 45 percent from 2003 levels by 2010.

CAMR, the first federal regulation of mercury emissions, also will be implemented in two phases, with the first beginning in 2010 and capping emissions at 38 tons, about 20 percent below current levels; and the second beginning in 2018 and capping emissions at 15 tons, a 70-percent reduction from current levels.

FirstEnergy already has committed to spending $1.5 billion on environmental improvements by 2012 at generating facilities in Ohio and Pennsylvania. This investment, which involves installing new emission controls at the company’s 2,233-MW W.H. Sammis Plant in Stratton, Ohio, as well as achieving reductions at other facilities, will build on the significant progress already made in reducing emissions and represent an important step in complying with the new CAIR and CAMR rules.

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Both CAIR and CAMR rules would incorporate a cap-and-trade approach similar to that used as part of the Clean Air Act Amendments of 1990. This market-based trading system allows generating facilities the flexibility to achieve emission reduction targets, or caps, in the most economical manner possible. Cap-and-trade programs offer several advantages over the traditional command-and-control approach, which prescribed maximum allowable emissions by company and facility. In addition to greater flexibility and lower-cost compliance, cap-and-trade programs provide incentives to develop new technologies and greater certainty that environmental goals will be met through permanent caps on emissions.

The states will play a key role in CAIR and CAMR through implementation of the cap-and trade programs. Under these federal rules, states will be required to file new or updated State Implementation Plans (SIPs), which will set emission caps for SO2, NOx and mercury, and allocate to generators tradable allowances that can be used to achieve compliance with the new rules. In addition, several states, including New Jersey and Pennsylvania, have announced plans to require mercury reductions at generating facilities in their states.

While there is significant support for cap-and-trade programs, opinions vary on how to allocate these valuable allowances. Under the previous cap-and-trade programs, an input-based approach was used, with allowances being allocated based on the amount of fuel consumed by the affected sources. This provided allowances only to emitting generators, giving an economic advantage to these sources, and disadvantaging low- and non-emitting sources. An output-based, generation-neutral methodology would allocate allowances based on megawatt-hours (MWh) produced, providing an incentive for the development of lower-emitting generators. We believe the output-based, generation-neutral approach would level the playing field for both existing and new generators and encourage environmental efficiency.

Climate Change: Challenges
and Opportunities

Greenhouse gas-induced climate changes present unique challenges to policymakers and regulators charged with balancing environmental, economic and energy concerns. Unlike SO2 and NOx, there is no commercially available technology to capture and sequester CO2 from power plants.

In preparation for this report, we completed the first comprehensive inventory of our system’s direct and indirect GHGs. FirstEnergy facilities are responsible for approximately two percent of the CO2 emitted by the U.S. electric utility industry — and just about one-tenth of one percent of total GHGs worldwide.

FirstEnergy’s GHG emissions primarily consist of CO2, sulfur hexafluoride (SF6), nitrous oxide (N2O), methane (CH4), and hydrofluorocarbons (HFCs). Of these, all but SF6 and HFCs are created during the combustion of fossil fuels. SF6 is used as an insulating gas in the transmission and distribution system, and HFCs are used in building and vehicle air-conditioning systems.

We already have made significant voluntary reductions of CO2 and other GHGs. According to reports made to the DOE, these efforts have resulted in average annual reductions of 8.9 million tons of CO2 equivalent through improved operating efficiencies, uprates at our nuclear plants, reductions in SF6 emissions, tree planting and reduced business travel. In the 14 years that we have reported our progress, we have reduced some 125 million tons of CO2 equivalent.

Our voluntary efforts include:

■
Climate Challenge - Under this DOE-sponsored program, FirstEnergy and other utilities committed to reducing GHGs. We have achieved this through retirement of older, less-efficient coal-based power plants; addition of lower-emitting natural gas peaking plants; the improvement of operating efficien-cies; tree planting; and purchase-power agreements with wind generators.

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■
SF6 Reduction Partnership - Since 1998, FirstEnergy has reduced emissions of SF6| by 11 percent, or 3.5 tons. Because SF6 is 23,900 times more powerful than CO2, this is the equivalent of 83,000 tons of CO2.

■
Midwest Regional Carbon Sequestration Partnership - This study is part of a DOE research initiative called FutureGen, a project to develop a virtually emission-free, coal-based electric generation and hydrogen production plant. The project, led by Battelle Memorial Institute, is studying the feasi-bility of geological and terrestrial carbon sequestra-tion in a seven-state region. We have pro-vided financial support to the Phase I study and have applied to host a Phase II project at one of our facilities.

Previous actions such as the retirement of older, coal-based power plants and investments in non-emitting nuclear generation have worked to mitigate future risk related to GHG reduction requirements. In fact, our 3,795 MW of nuclear generation allow the company to avoid emitting about 25 million tons of CO2, 166,000 tons of SO2, and 62,000 tons of NOx annually.

FirstEnergy expects to spend approximately $50 million over the next five years on products, programs and activities that will help reduce GHG emissions or intensity in the near-to-mid term and contribute to the development of technologies and solutions in the long term to help our nation address the issue of climate change. These investments will focus on the following areas:

■
Global Climate Change Policy - Participation in the Global Roundtable on Climate Change, EPRI’s global climate policy costs and benefits research, and EEI and Nuclear Energy Institute global climate change policy subcommittees

■	GHG Reduction Technologies - GHG reduction and electric transportation research sponsored by EPRI, SF6 reduction partnership, Climate VISION

■	CO2 Capture and Storage Technologies - EPRI research, MRCSP, ECO2 carbon capture, Power Partners

■	Advanced Generation Technologies - EPRI advanced coal development and deployment research

■	Fossil Initiatives - Improving turbine efficiencies at the Bruce Mansfield Plant

■	End-user Energy Management - New Jersey's Clean Energy Program, Pennsyl-vania Sustainable Energy Fund, Ohio energy-efficiency programs

In addition, FirstEnergy anticipates spending approxi-mately $50 million over the next five years to support relicensing and capacity uprates at its non-emitting generating plants, and renewable energy development. These investments will include:

■	Renewal of Nuclear and Hydro Plant Operating Licenses - Helping to ensure the continued operation of our non-emitting generation sources

■	Long-term Contracts for Wind Power - Contracts for an additional 210 MW of renewable wind power

■	Nuclear Plant Uprates - Increasing the capacity of our nuclear plants by some 172 MW

The company expects, through the continuation of a variety of initiatives, to see a leveling of annual CO2 emissions from its power plants through 2020, and a slight decline in the intensity of CO2 emissions (the amount emitted per MWH produced) during the same period.

Recent analysis of proposed GHG regulations conducted by DOE’s Energy Information Administration, Massachusetts Institute of Technology and Charles River Associates — based on modeling of the impact of the McCain-Lieberman Climate Stewardship Act of 2003 — indicates that FirstEnergy’s cost to comply would be lower than our peers in the region.

While FirstEnergy is the third-largest electricity producer in the region that includes the East Central Area Reliability Coordination Agreement (ECAR) and PJM Interconnection, we would have one of the lowest costs to comply with CO2 reductions, due in large part to our significant nuclear generating capacity.

Even with a relatively low risk profile compared with our peers in the region, FirstEnergy is continuing to manage risks through additional voluntary reduction efforts, operating improve-ments and support for research and development.

Paving the Way for the Future

FirstEnergy believes it is important to remain actively involved in the discussion of climate change and work toward a reasoned approach for our industry.

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As we stated earlier, we are participating in a research effort that will test a carbon capture process developed by Powerspan Corp. at our R.E. Burger Plant beginning in 2006. This process, which achieved 90-percent removal in laboratory testing, can be integrated into Powerspan’s ECO multi-pollutant technology. The pilot test also is supported by a research and development agreement between Powerspan and DOE.

We also support EPRI research initiatives such as CoalFleet for Tomorrow, Future Coal Genera-tion Options, Global Climate Policy Costs and Benefits, Greenhouse Gas Reduction Options, Advanced Nuclear Research, and Electric Transportation Program.

While regulations of GHGs are certain to impact customer prices, it is difficult to estimate that effect. What is clear, however, is that GHG compliance costs would affect all generating units in our region. And, because FirstEnergy operates in three states likely to be fully deregu-lated by the time any reductions may be required, prices would be market-based and reflect the costs for compliance across the region, not just on our system.

To help quantify this impact, our report includes a discussion of three evaluations we conducted using different CO2 emission allowance price scenarios — low ($10/ton of CO2), middle ($25/ton CO2) and high ($50/ton CO2). These price scenarios are based on different potential compliance options, including the use of capture and sequestration technologies currently under development, the conversion of existing coal units to natural gas, and a CO2 tax. Based on these evaluations, costs to comply with CO2 reductions could range from less than one cent per kilowatt-hour (kWh) to 4.5 cents per kWh.

Our Report to Shareholders

FirstEnergy developed this report in response to shareholder proposals received December 3, 2004, from the Presbyterian Church (USA) and the Marianist Province of the United States. The proposals, which were withdrawn following our decision to issue a report, requested an assess-ment of current and future risks associated with CO2 and other air emissions.

This report is intended to provide shareholders with information on challenges and opportunities the company may face in a carbon-constrained environment. As we have in the past, we will balance the needs of our customers, shareholders and communities in addressing these issues, while maintaining our commitment to producing electricity in an environmentally responsible manner.

FirstEnergy's Air Issues Report was compiled by a company task force led by the vice president of Environmental with oversight from the Audit Committee of the Board of Directors. The report also was reviewed by the Environ-men-tal Steering Committee representing the company’s senior officers and led by the Chief Operating Officer. Representatives of the shareholder groups above also reviewed the report and provided insights.

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List of Tables

Table	Title	Page
1	NOx Controls	13
2	FirstEnergy Emissions and Percentage Reductions, 1990-2004 (excluding asset exchange)	15
3	FirstEnergy Emissions and Percentage Reductions, 1990-2004 (including asset exchange)	15
4	FirstEnergy's Clean Coal Technology Projects	16
5	McCain-Lieberman Forecasted CO2 Prices ($/ton)	36
6	McCain-Lieberman Forecasted Impact on FE's Total Generation Cost ($MWh)	36
7	2004 PJM & ECAR Combined Owned Generation	36
8	FirstEnergy Renewable Energy Capacity and Annual Generation	42
9	2004 PJM Fuel Mix on the Margin	43
10	Avoided Emissions (tons)	43
11	FirstEnergy Nuclear Plant License Renewal Schedule	45
12	FirstEnergy Nuclear Plant Upgrades in Process	45

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List of Figures

Figure	Title	Page
1	Projected Global Carbon Emissions	1
2	US GHG Emissions - 2003	2
3	US CO2 Emissions by Sector and Fuel in 2003	2
4	FirstEnergy Power Plants - OH, PA, NJ Map	5
5	Net Capacity (pie chart)	6
6	2004 Generation (pie chart)	6
7	Comparison of FirstEnergy Actual Air Emissions (tons/MWh) to Projected Regional Average Air Emissions	6
8	Historical Timeline for FirstEnergy System - MW Added or Retired from System 1967-1985	14
9	Historical Timeline for FirstEnergy System - MW Added or Retired from System 1986-2004	14
10	FirstEnergy Annual SO2 Emissions	19
11	FirstEnergy Annual NOx Emissions	19
12	FirstEnergy Annual Hg Emissions	19
13	CAIR and CAMR Implementation Timeline	23
14	FirstEnergy Annual NOx Emissions (excluding asset exchange units)	26
15	FirstEnergy Annual SO2 Emissions (excluding asset exchange units)	26
16	FirstEnergy Annual Hg Emissions (excluding asset exchange units)	26
17	The Earth's Atmosphere and GHG Inventory	27
18	Greenhouse Emissions Based on Year 2000 Emissions	27
19	Breakdown of FirstEnergy's Largest Sources of GHG Emissions	28
20	Portfolio of Power Sector Actions Under the Climate Challenge	33
21	FirstEnergy Annual CO2 Emissions (excluding asset exchange units)	35
22	FirstEnergy Annual CO2 Ton/MWh (excluding asset exchange units)	35
23	FirstEnergy Annual CO2 Emissions (including asset exchange units)	35
24	FirstEnergy Annual CO2 Ton/MWh (including asset exchange units)	35
25	Baseload Steam Coal vs. Combined-Cycle Natural Gas Breakdown	37
26	Intermediate Steam Coal vs. Combined-Cycle Natural Gas Breakdown	37
27	Energy Market Price Adder Due to CO2 Emissions Adder Based on Forecast Cinergy Annual All Hours Prices	48
28	Energy Market Price Adder Due to CO2 Emissions Adder Based on Forecast PJM West Hub Annual All Hours Prices	48

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Chapter 1: Introduction
FirstEnergy’s core mission is to meet the growing needs of its customers for reliable, affordable electricity. As we pursue this goal, we also must meet increasingly stringent environmental requirements and deliver adequate return to our shareholders. We have an obligation to our customers whose lives, livelihoods and quality of life depend in part on electricity. We have an obligation to be responsible stewards of the environment and to continue the significant air-quality progress we’ve been making for decades. And, we have an obligation to our shareholders to be prudent in our decision making and successful in our financial performance.

FirstEnergy takes all three of these responsibilities seriously.

While we have a strong record of environmental compliance, much work will need to be done to comply with future environmental regulations. More stringent regulations aimed at additional reductions of NOx and SO2, as well as new mercury regulations, already are being implemented. CO2 and other GHG emissions have been addressed by Congress in the Energy Policy Act of 2005. At the same time, demand for electricity continues to grow across the country and is expected to rise 49 percent by 2025.1  FirstEnergy believes that, in order to continue providing reliable, affordable electricity in an environmentally sound manner, we need to plan carefully to meet any new requirements.

Global climate change — what many call global warming — has received increasing attention for the last several years, particularly with respect to the role human activity may play in contributing to the warming effect through emissions of CO2 and other GHGs. This report does not attempt to analyze differing scientific opinions about climate change. Rather, it acknowledges that there is a growing scientific concern about climate change and seeks to provide an assessment of the impact GHG reductions may have on FirstEnergy, its customers and shareholders.

Any discussion of climate change needs to begin with an understanding that while there are ways to reduce GHG emissions through improved operating efficiencies and enduse efficiencies, there currently are no cost-effective ways to make the kinds of significant reductions the electricity industry has achieved for SO2 and NOx without the development of control technology to capture and sequester CO2 emissions from existing coal-based power plants. Consequently, there is no consensus on the most appropriate solutions — or the proper time frames for addressing the issue.

This report was compiled to provide information to our shareholders on the assumptions and analyses that are shaping FirstEnergy’s actions in response to global climate change, and to document those actions.

Climate Change: Global and Economywide

Using data from the DOE and World Resources Institute, it can be shown that FirstEnergy facilities are responsible for approximately two percent of the CO2 emitted by the U.S. utility industry — and just one-tenth of one percent of total GHG emissions worldwide. As a result, we believe public policies designed to minimize risk associated with CO2 and other GHGs should acknowledge two fundamental characteristics of climate change: (1) it is global in nature and (2) it involves many different sectors of domestic and international economies.

The Global Nature of Climate Change
Climate change is a global phenomenon — impacted by human activity worldwide — that requires a global solution. According to EPRI, if current trends continue, the amount of CO2 emissions in developing countries will surpass the amount of CO2 emissions in developed countries sometime in the next few decades. If developed countries’ CO2 emissions decrease, but developing countries’ CO2 emissions continue to increase, total global emissions will continue to rise.

1"Annual Energy Outlook 2005:  With Projections to
2005," Energy Information Administration, U.S.
Department of Energy, February 2005.

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The effectiveness — and the associated costs — of any GHG reduction measures in the United States, whether voluntary or mandatory, will depend in part on actions taken in other nations around the globe. A climate change solution must involve broad global participation, by both developed and developing nations. Moreover, it will be critical for U.S. policy makers to give careful thought to the interaction of U.S. domestic climate change policy with international climate change policy.

The Economywide Nature
of Climate Change

Climate change involves all sectors of the economy and it will take a multi-sector approach to adequately address the issue. While the electricity sector may be the largest single contributor of GHGs in the U.S., there are many sources of GHGs, nationally and globally. For example, the combined carbon equivalent emissions from transportation and other industry sources in the United States are larger than the carbon equivalent emissions from electricity generation sources. According to the U.S. EPA, the electric power industry produces 33 percent of U.S. GHG emissions; transportation sources produce 27 percent; industrial sources produce 19 percent; and agricultural, commercial, residential, and other sources combined produce 21 percent.2

Effective policy on climate change must, therefore, address multiple sources of CO2 and other GHG emissions, rather than just targeting individual sectors.

Guiding Principles for Climate Change Policy

Recognizing that climate change is global and economywide and that no cost-effective control technology to capture CO2 emissions from electric power plants currently exists - FirstEnergy believes addressing climate change requires comprehensive scientific and economic review. Development of a clear national policy on global climate change would help FirstEnergy to plan for the future. Whatever policy Congress considers should:

■
Be National in Scope - A single, coherent national policy rather than a collection of state or regional policies is needed. It should include economywide measures that consider all sectors that contribute GHG emissions, including the electric power industry, transportation and industry as well as agriculture, commercial and residential sectors. And, it must balance the nation’s need for reliable, affordable and secure electricity with the essential need to protect our environment.

■
Focus on Research and Technology -Providing incentives for a major, sustained investment in the research, development, demonstration and deployment of cost-effective technologies for GHG emission control, advanced clean coal, advanced nuclear, renewable energy, energy efficiency, electro-technologies and sequestration will be key to achieving reductions.

■
Provide Compliance Flexibility - The policy should allow flexibility in meeting GHG emission reduction goals including reasonable compliance schedules, credit for voluntary reductions achieved in advance of new policy, support for end-use efficiency improvements, credit for off-system reductions, and education and incentives for behavioral changes by consumers to reduce end-use emissions.

2 "Inventory of U.S. Greenhouse Gas Emissions and
Sinks:  1990 - 2003", U.S. Environmental Protection
Agency, April 15, 2005

Air Issues Report                                                                    Issued December 1, 2005

■
Incorporate Generation Neutral - If a GHG cap-and-trade mechanism of any kind is implemented (voluntary or mandatory), any emission allowance program should be generation neutral to provide a level playing field for all generation units, offer incentives for achieving environmental efficiency, and encourage increased value-based efficiency of existing power plants and energy delivery systems.

■
Encourage International Collaboration - Encouraging partnerships with other nations will help development of new technologies and transfer of knowledge to control or avoid GHG emissions while supporting economic development.

A Multi-Pronged
Investment Strategy

Technology Is the Key
Recognizing that technology is the key to responding to the global climate change challenge, FirstEnergy will focus much of our risk-mitigation efforts on supporting research and development into control technologies for new and existing power plants. While demand-side management and energy-efficiency improvements will help reduce GHG emissions, we believe that significant progress can only be achieved through technology development.

At FirstEnergy, we are committed to producing electricity in an environmentally responsible manner. Since the Clean Air Act of 1970 was passed, we’ve spent more than $5 billion to protect the environment — an investment that has resulted in significant reductions of SO2 and NOx. Since 1990 alone, we’ve reduced SO2 by 47 percent and NOx by 63 percent.

FirstEnergy similarly is committed to achieving future voluntary CO2 reductions through fuel diversity, terrestrial sequestration, increased use of renewables, energy efficiency programs and end-user electrotechnologies. In the absence of specific CO2 reduction targets or implementation time-lines, we are planning and acting thoughtfully and with foresight. We are investigating other opportunities to reduce our CO2 emissions — from efficiency improvements at our coal-based plants to uprates at our nuclear power plants.

Even with our fleet diversity, which includes non-emitting generation assets, FirstEnergy still relies heavily on coal to generate a large portion of the electricity needed to serve our customers. Coal-based electricity is abundant, reliable and less costly than most other sources of electricity; for those reasons, we will support the development of advanced technologies that allow us to continue to utilize coal as a significant part of our fuel mix.

Our major investments targeted at developing advanced coal technologies are focused in four general categories:

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Investing in real technologies that can be used to retrofit existing power plants. A 50-megawatt commercial---scale demonstration of the Electro-Catalytic Oxidation, or ECO technology, developed by Powerspan, a New Hampshire-based clean air technology company, is being conducted at FirstEnergy’s R.E. Burger Plant near Shady-side, Ohio. The ECO technology, which features ammonia scrubbing of flue gas, is designed to reduce NOx, SO2, fine particulates and mercury emissions. Powerspan also has undertaken a project — funded in part by the DOE — to integrate CO2 capture with its multi-pollutant ECO technology, which Powerspan calls ECO2 technology.

FirstEnergy has agreed to pilot test this new ECO2 technology integrated with the ECO unit at our R.E. Burger Plant in 2006. The pilot is expected to capture approximately 20 tons of CO2 per day. We believe ECO2 technology could be economically applied to existing power plants, thereby providing a potential option for continuing to operate our existing coal-based fleet in a carbon-constrained world. In addition, new ultra-supercritical pulverized coal plants with ECO2 technology could be economically equivalent or even preferable to Integrated Gasification Combined-Cycle (IGCC) with CO2 capture for new coal-based power plants.

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Supporting electric industry efforts to develop, demonstrate and deploy the next generation of electric generating technology. FirstEnergy is participating in a number of research projects sponsored by EPRI that focus on advanced coal generation systems, CO2 capture and GHG reduction options. Our involvement and investment in these programs are important components of our ongoing efforts to mitigate risk associated with air-quality issues and to position the company to operate successfully in a carbon constrained regulatory environment.

Issued December 1, 2005                                                                                                             Air Issues Report

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Helping society develop effective public policies that achieve a proper balance among energy, economic and environmental objectives. FirstEnergy participates in the Global Roundtable on Climate Change, an international forum created to explore options for providing affordable energy to meet the world’s economic and development needs while addressing climate-related issues. The Roundtable analyzes and discusses technology-based strategies for meeting the climate change challenge, instruments for financing responses to climate change, potential global partnerships to address the issue, various ethical and humanitarian issues related to climate change policy, and communication strategies for educating policy makers and the public. Roundtable participants are drawn from all regions of the world and every major economic sector, and include leading figures from international organizations, national and local governments, business, academia and non-governmental organizations.

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Exploring sequestration technologies. FirstEnergy is committed to the development of CO2 sequestration projects through the MRCSP. This study is part of a DOE research initiative called FutureGen, a project to develop a virtually emission-free, coal-based electric generation and hydrogen production plant. FirstEnergy committed $25,000 to support the Phase I study, led by Battelle Memorial Institute, to assess geological (deep underground) and terrestrial (soils and vegetation) sequestration potential for CO2 in the Midwest Region. We also have submitted a project proposal to be a host site for the DOE sponsored Phase II project in our region.

Global Climate Change:
Our Position

Ultimately, policy makers will determine how global climate change is addressed, and we will comply with those regulations. We have taken a progressive approach in addressing air quality issues, making major investments and realizing significant air-quality improvements. We recognize the importance of being a responsible environmental steward, and we accept responsibility for managing that stewardship and continuing to improve our environmental performance.

Reducing GHGs will present unique challenges because of the nation’s heavy reliance on coal, the high cost of natural gas and the need to develop cost-effective technologies to capture and sequester CO2 from the existing fleet of power plants. We support policies that expedite these developments, such as those contained in the Energy Policy Act of 2005.

FirstEnergy’s risk in a carbon constrained world is significantly mitigated by our substantial non-emitting nuclear capacity — which generates approximately 40 percent of the electricity we produce. This non-emitting capacity will play a key role in meeting increasingly stringent and expansive air-quality and emissions standards. And our substantial investments in clean coal technologies will help support the continued use of abundant domestic supplies of low cost coal to meet the nation’s need for reliable, affordable electricity.

Climate change compliance efforts would be expected to be reflected in the price of electricity. If all electricity providers are held to the same standards, costs associated with CO2 constraints ultimately will be born by customers in both regulated and competitive markets. In competitive markets, such as the three states where FirstEnergy operates — Ohio, Pennsylvania and New Jersey — we expect that the market will reflect the added cost in the price of generation. In regulated environments, costs likely will be part of regulated rates.

The cost to address global climate change could vary greatly, depending on time frames for compliance, levels of reductions, and technology developments, among other things. Of course, “carbon costs” will be lower for electricity customers if flexibility and trading are allowed, and if reasonable compliance schedules are imposed. A too rapid transition precludes the optimal use of next-generation advanced tech-nologies. And, if new emission standards are implemented too soon, not only will costs be higher but the benefits of the technology will be minimized. The key to whether GHG reductions can be achieved cost effectively lies in the timing of technology developments and the flexibility of compliance options. Without development of new carbon capture and sequestration technologies and flexibility such as cap-and-trade programs, the cost to reduce GHGs would be significant.

Air Issues Report                                                                          Issued December 1, 2005

Preparation of the Report

This report was compiled at the request of two shareholder groups — the Mission Responsibility Through Investment of the Presbyterian Church (USA) and the Marianist Province of the United States — to assess FirstEnergy’s risk and response to CO2 and various air emissions issues. It was developed by a company, cross-functional team with the guidance of FirstEnergy’s executive level Environ-mental Steering Committee and oversight by the Audit Committee of FirstEnergy’s Board of Directors.

Chapter 2: FirstEnergy Profile and Background

Company Profile & Brief History

FirstEnergy Corp. is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation's fifth largest investor owned electric system, serving 4.5 million customers within 36,100 square miles of Ohio, Pennsylvania and New Jersey. The company operates 20 power plants and approximately 135,000 miles of transmission and distribution lines. In 2004, FirstEnergy had nearly $12.5 billion in annual revenues and approximately $31 billion in assets.

FirstEnergy was formed from the 1997 merger of Ohio Edison Company (and its subsidiary, Pennsylvania Power Company) and the former Centerior Energy Corporation, which itself was formed in 1986 by the merger of Toledo Edison and The Cleveland Electric Illuminating Company. In 2001, FirstEnergy merged with the former GPU, Inc., which was a utility holding company for Jersey Central Power & Light (JCP&L), Metro-politan Edison (Met-Ed) and Pennsylvania Electric Company (Penelec).

FirstEnergy’s corporate vision is to be the leading retail energy and related services supplier in its region; the preferred choice for total customer solutions; shareholders’ choice for long-term growth and investment value; and a company driven by the skills, diversity and character of its employees. This vision is supported by our commitment to protect the environment while meeting our customers’ needs for reliable, affordable electricity.

FirstEnergy’s Generation Portfolio

FirstEnergy operates 20 power plants with a total system capacity of 13,387 MW. Altogether, they produce an average of about 75 million MWh of electricity each year. These plants are capable of meeting the electricity needs of as much as 93 percent of our 3.4 million Pennsylvania and Ohio customers. Additional power is purchased from the Midwest Independent Transmission System (MISO) and the PJM Interconnection to match overall supply with demand. In New Jersey, power is procured for our 1.1 million JCP&L customers through the state’s annual auction.

The balance and diversity of FirstEnergy’s generation portfolio reflect one of the company’s strategies for responding to the challenge of providing electricity to our customers while continually improving the environmental performance of our generation facilities.

Issued December 1, 2005                                                                                                             Air Issues Report

Of FirstEnergy’s 13,387 MW of generating capacity:

■	55 percent (7,339 MW) is coal-based;

■	28 percent (3,795 MW) is nuclear;

■	12 percent (1,599 MW) is fueled by natural gas or oil; and

■	5 percent (654 MW) uses pumped storage or run-of-river hydroelectric technology.

More than half of FirstEnergy’s generation comes from non-emitting nuclear plants or scrubber-equipped coal-based units.

On average, 40 percent of the electricity we produce each year comes from our nuclear fleet. In 2004, for example, FirstEnergy produced 75 million MWh of electricity from its generation plants. Of this total, 45 million MWh (59.9 percent) was generated by coal-based plants — including 18.4 million MWh from the scrubber-equipped Bruce Mansfield Plant — and 29.9 million MWh (39.7 percent) was produced by nuclear plants that do not emit CO2 or criteria air pollutants (those regulated under the Clean Air Act). The remaining 0.4 percent came from hydroelectric, natural gas and oil units. The 29.9 million MWh of emissions free nuclear power produced in 2004 was a record for FirstEnergy’s nuclear fleet.

FirstEnergy’s nuclear plants play a key role in our efforts to limit overall emissions. For example, approximately one ton of CO2 is created per MWh of electricity generated from coal, and about three-quarters of a ton is created per MWh of electricity produced from natural gas when fired in a simple-cycle combustion turbine. As a result, our substantial nuclear generation capacity allows us to avoid emitting, on average, about 25 million tons of CO2 into the air annually that other wise would have been emitted if coal or gas-fired generation were used instead. We also are able to avoid emitting, on average, approximately 166,000 tons of SO2 and 62,000 tons of NOx annually. Our nuclear plants will play a similarly vital role in enabling us to respond to greenhouse gas initiatives in the future.

FirstEnergy’s balanced portfolio of fossil fuel and non-emitting generation also distinguishes the company among Midwest utilities. In Ohio, for example, more than 90 percent of electricity is generated from coal. As illustrated in the chart below, our air emissions are significantly lower than the region’s average for Ohio.

Fleet Modernization as a Corporate Strategy

The composition of FirstEnergy’s generation fleet has evolved over several decades, with increased nuclear and natural gas generation and the shut-down of older coal-based units resulting in further diversification of the fuel sources used by the company’s generating fleet. Today’s generation mix, featuring a strong nuclear component in a balanced and diverse portfolio, reduces our risk associated with future environmental regulations and increasingly stringent emission standards — particularly those related to GHGs — while positioning the company to better meet growing customer demand for electricity. In this regard, our generation fleet is a valuable competitive and risk-mitigation advantage.

Air Issues Report                                                                      Issued December 1, 2005

There have been several dimensions to the company’s fleet modernization strategy during the last three decades, including the following:

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Investment in nuclear power. FirstEnergy companies’ decisions to invest in nuclear power in the 1970s and 1980s have been a critical, even defining, component of the overall strategy. The company, its shareholders, its customers and the environment all continue to benefit from the operation of these highly efficient, non-emitting genera-tion assets — Beaver Valley 1 and 2, Davis-Besse, and Perry — that collectively represent nearly 4,000 MW of generating capacity without any emissions of criteria air pollutants or CO2.

FirstEnergy is committed to continued reliance on nuclear power for meeting its customers’ electricity needs and for helping to meet tougher air-quality standards. We are in the process of applying to renew the licenses of all four of our nuclear units, which, if approved by the NRC, would extend their service for another 20 years each. Three of the units currently operate under their original 40-year licenses, which were granted when the plants went online in 1976 (Beaver Valley 1), 1986 (Perry) and 1987 (Beaver Valley 2). Davis-Besse currently operates under a license that was modified by the NRC to allow 40 years of operation from the time the plant went online in 1977. (The original license for Davis-Besse was effective from the beginning of plant construction and, without modification, would have encompassed less than 40 years of operation.)

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Plant shutdowns. Most of the coal-based units currently operating in the FirstEnergy system were installed between 1950 (Burger Unit 3) and 1980 (Mansfield Unit 3). But, coinciding with the passage of the Clean Air Act of 1970 — the first comprehensive regulation of air emissions — FirstEnergy began retiring some of its older, less efficient, and more costly-to-operate coal-based power plants in the 1970s.

Since 1970, FirstEnergy companies have taken 57 older coal-based boilers, totaling nearly 1,900 MW, out of service. Together, these plants used more than three million tons of coal annually. It is estimated that as much as 65,000 tons of SO2, 15,600 tons of NOx and 2.25 million tons of CO2 have been avoided annually by the shutdown of these boilers.

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Generation asset exchange. In March 1999, FirstEnergy completed a generation asset exchange with Duquense Light. Under the agreement, Duquense Light transferred 1,436 MW at eight generating plants (six coal-based and two nuclear units) to FirstEnergy in exchange for 1,328 MW at three coal-based plants owned by FirstEnergy operating companies. The net effect of this asset exchange was a reduction in FirstEnergy’s coal-based generation assets and an increase in the company’s nuclear generation assets. FirstEnergy’s generation portfolio became even more balanced, and its flexibility for reducing emissions systemwide grew stronger.

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Natural gas. Between 1999 and 2002, FirstEnergy companies built three new gas-fired peaking plants, adding 1,155 MW of natural-gas-fired peaking capacity and additional balance to the company’s generation fleet. Because the generation of electricity from natural gas produces less CO2 per MWh than coal-based generation, these investments also strengthened FirstEnergy’s ability to meet future greenhouse gas regulations.

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Wind-powered generation. We have long-term agreements to purchase the output of nearly 30 MW of wind power from wind farms in our service area. This generation provides our customers with a cost-effective, renewable source of electricity. In addition, we plan to enter into long-term contracts for at least 210 MW of additional wind power.

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Emerging technologies. From fuel cells and microturbines to wind projects, FirstEnergy is actively pursuing advancements in electricity generation that may provide a road map for our future. We have projects in place to test and monitor equipment performance in various applications to determine the viability and cost-effectiveness for our company and our customers — including ECO2, the promising new CO2 capture technology that will be tested at our R.E. Burger Plant.

As we add balance to our generation portfolio, the net effect has been to reduce FirstEnergy’s reliance on coal, add environmental controls to the majority of our remaining coal-based units, and give us greater flexibility in mitigating the risk associated with evolving emission standards and future climate change regulations.

Issued December 1, 2005                                                                                                             Air Issues Report

At the same time, our ongoing efforts to maintain the diversity of our fuel sources used for electric generation will continue to recognize coal as a key resource that will help us meet a growing demand for affordable electricity. Coal is our nation’s most abundant domestic fuel source for electricity generation, less costly than virtually all other fossil fuels, and — thanks to continuing advancements in clean coal technologies — increasingly clean. As such, coal will remain a significant component of FirstEnergy’s electric generation mix.

Clean-Coal Technology Leadership

For more than 20 years, FirstEnergy companies have been leaders in efforts to accelerate the deployment of advanced clean-coal generating technologies and support their commercial availability. FirstEnergy and its utility operating companies have participated in 15 clean coal technology projects, dating back to 1986 and including various partnerships with the U.S. EPA, DOE, OCDO/ Ohio Air Quality Development Authority, EPRI and Gas Research Institute. To date, FirstEnergy and its sponsoring partners have spent more than $430 million on the advancement of clean-coal technologies.

These investments, which are discussed in more detail in Chapter 3 of this report, have made it possible for utilities across the country to burn coal more cleanly — reducing emissions of criteria air pollutants and greenhouse gases — while helping to ensure that coal will continue to be a viable and significant source of reliable, affordable electricity well into the future.

And this work continues. FirstEnergy is participating in an EPRI effort known as “CoalFleet for Tomorrow,” which is evaluating the next generation of advanced coal power systems such as IGCC, fluidized bed combustion of waste coal, and ultra-supercritical boilers burning pulverized coal.

A Legacy of Emission Reductions

FirstEnergy has a strong environmental track record. We have made substantial investments — overall, FirstEnergy companies have spent more than $5 billion on environmental protection since 1970 — and these investments have yielded significant reductions in emissions. For example, since 1990 alone:

■	Emissions of SO2 have decreased by 47 percent

■	Emissions of NOx have decreased 63 percent

■	Customer use has increased more than 10 percent

Commitment to Ongoing Air Quality Investments

Looking to the future, FirstEnergy is expecting to spend $1.5 billion over the next several years in environmental systems that will significantly reduce emissions of SO2, NOx and mercury at our power plants. Under this program, which establishes the foundation for achieving emission reductions called for in the U.S. EPA’s Clean Air Interstate Rule (CAIR) and Clean Air Mercury Rule (CAMR), additional control equipment could be installed on nearly 5,500 MW of the company’s 7,400 MW of coal-based generation.

Our obligation to our customers and to our shareholders calls for a reasonable, thoughtful and responsible plan of action in anticipation of such regulations. We believe this $1.5 billion commitment is a sound investment for the future. (The role this investment will play in FirstEnergy’s overall environmental risk mitigation strategy will be discussed in more detail in Chapter 3.)

Chapter 3: Clean Air Environmental Actions
and Stewardship

Corporate Environmental Policy

As one of the nation’s leading energy companies, FirstEnergy is committed to protecting the environment while meeting our customers’ needs for a reliable and affordable source of electricity. We achieve this balance through a number of strategies and investments that will be discussed in detail in this chapter of the report.

FirstEnergy’s commitment to environmental protection is articulated in the company’s Corporate Environmental Policy:

“FirstEnergy is committed to providing energy and energy-related services to our customers in a manner that is consistent with environmental policies, laws, regulations and rules. We will achieve this objective by effectively managing the environmental impact of our activities, using natural resources wisely, improving our environmental performance, enhancing our environmental stewardship, and supporting research on environmental technologies.”

Air Issues Report                                                                      Issued December 1, 2005

Overall, FirstEnergy companies have spent more than $5 billion on environmental protection since the introduction of the Clean Air Act in 1970. As this chapter will document, these investments are paying substantial dividends in the form of significant, measurable air-quality improvements.

In addition to investments and actions designed to achieve the clean air objectives that constitute the primary focus of this report, FirstEnergy companies have a proud history of working with public and private interests on a variety of other environmental issues, including the preservation of wetlands, recycling byproducts from our operations, and maintaining our transmission corridors in a manner conducive to wildlife diversity.

As a company, we believe such programs not only benefit the environment, but also make good business sense.

Overview of Environmental Improvements

FirstEnergy reduces NOx, SO2 and mercury emissions from its coal-based power plants through a variety of means, including the use of flue gas desulfurization (FGD) — also called scrubbers — a circulating fluidized limestone bed, baghouses, electrostatic precipitators, blended coal, washed coal, low NOx burners, selective non-catalytic reduction (SNCR) and selective catalytic reduction (SCR). Following is a summary list of specific major environmental improvements the company has made to generating units since the Clean Air Act Amendments of 1990:

■	SCR (3 units)

■	SNCR (5 units)

■	Low NOx burner combustion systems (20 units)

■	Overfire air combustion systems (17 units)

■	Repowering with circulating fluidized limestone bed (1 unit)

■	Sodium bisulfate injection system for SO3 opacity (3 units)

■	Combustion/NOx optimization systems (6 units)

■	Shift to near compliance Eastern low-sulfur coal (7 units)

■	Shift to 100 percent Western low-sulfur Powder River Basin (PRB) coal (9 units)

■	Shift to a blend of Western low-sulfur PRB and other coals (10 units)

Also since 1990, FirstEnergy has achieved significant emission reductions by decommissioning older, coal-based boilers (discussed in more detail later in this report).

It’s important to note that these emission reductions were achieved during a period in which net MWh produced from fossil-fuel generation in the FirstEnergy system actually increased by more than ten percent. This further underscores the significant advances we have made in the environmental efficiency of our generating processes and technologies.

These emission reductions have helped FirstEnergy comply with new environmental regulations, including the U.S. EPA Acid Rain Program, which implemented Title IV of the 1990 amendments to the Clean Air Act, and NOx State Implementation Plan (SIP) Call. Following is a detailed description of the emission reduction requirements for these two initiatives, as well as a summary of FirstEnergy’s compliance record with respect to each set of requirements.

Clean Air Act Amendments of 1990 - The Acid Rain Program

The overall goal of Title IV of the Clean Air Act Amendments of 1990 was to achieve significant environmental and public health benefits through reductions in emissions of SO2 and NOx. To achieve this goal at the lowest possible cost, the U.S. EPA’s Acid Rain Program employed both traditional and innovative, market-based approaches for controlling emissions, and also encouraged energy efficiency and emission avoidance. The flexibility regarding compliance options allowed under the program has been key to FirstEnergy’s ability to respond successfully to the program’s emission reduction requirements with as little impact as possible on customer prices.

Compliance Options: Freedom
to Choose

The Acid Rain Program provides companies flexibility to select their own compliance strategies. For example, to reduce SO2, a generating facility may switch to cleaner burning fuel or be repowered to utilize an alternate fuel. Companies also may decide to reduce electricity generation by adopting conservation or efficiency measures. Most options, such as fuel switching, require no special prior approval, allowing generators to respond quickly to market conditions without needing government approval. For NOx, the source may meet the performance standard on a utility unit basis, enter into an emissions averaging plan, or apply for an alternative emissions limitation.

Issued December 1, 2005                                                                                                             Air Issues Report

In each of these cases, the program allows affected utilities to combine these and other options in ways they see fit to tailor their compliance plans to the unique needs of each unit or system, and to achieve the desired outcomes in the most cost-effective manner.

SO2 Emission Reduction Requirements

The Acid Rain Program set a goal of reducing annual SO2 emissions by 10 million tons below 1980 levels. To achieve these reductions, the law required a two-phase tightening of the restrictions placed on fossil fuel-fired power plants:

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Phase I began in 1995 and affected 263 units at 110 mostly coalburning electric utility plants located in 21 eastern and midwestern states. An additional 182 units joined Phase I of the program as substitution or compensating units, bringing the total number of units affected by Phase I restrictions to 445. Emissions data indicate that 1995 SO2 emissions at these units nationwide were reduced by almost 40 percent below their required level.

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Phase II, which began in the year 2000 and continues to be in effect today, tightened the annual emissions limits imposed on these large, higher emitting plants and also set restrictions on smaller, cleaner plants fired by coal, oil and gas. Phase II affects existing utility units serving generators with an output capacity of greater than 25 MW, as well as all new utility units. Phase II encompasses more than 2,000 units.

Market-Based Allowance Trading System

In a dramatic departure from traditional command-and-control regulatory methods, which establish specific emission limitations with which all affected sources must comply, the Acid Rain Program introduced an allowance trading system that relies on the incentives of the free market to reduce pollution.

Under this system, affected utility units are allocated allowances based on their historic fuel consumption and a specific emission rate. Each allowance permits a unit to emit one ton of SO2 during or after a specified year. For each ton of SO2 emitted in a given year, one allowance is retired — that is, it can no longer be used.

Allowances may be bought, sold, or banked. Anyone may acquire allowances and participate in the trading system. However, regardless of the number of allowances a source holds, it may not emit SO2 at levels that would violate federal or state limits set under Title I of the Clean Air Act Amendments of 1990.

The innovative, market-based SO2 allowance trading component of the Acid Rain Program allows utilities to adopt the most cost-effective strategy to reduce SO2 emissions at units in their systems. Affected utilities are required to install systems that continuously monitor emissions of SO2, NOx and other related pollutants to track progress, ensure compliance, and provide credibility to the trading component of the program. In any year that compliance is not achieved, excess emissions penalties will be assessed, and sources either will have allowances deducted immediately from their accounts or may submit a plan to the U.S. EPA that specifies how the excess SO2 emissions will be offset.

Currently, under Phase II, utilities are allocated about 9.5 million allowances annually. The number of allowances will be reduced to a permanent ceiling, or cap, of 8.95 million annually beginning in 2010. The cap firmly restricts emissions and ensures that environmental benefits will be achieved and maintained.

Bonus Allowances

The SO2 emission allowance allocation for the Acid Rain Program was a key factor in at least partially alleviating concern about the high cost of compliance in certain states and regions due to new requirements. For each phase, bonus allowances were provided to certain units, although Phase II contains significantly more bonus allowance provisions than Phase I.

Many factors were considered in the allocation of bonus allowances, including the use of specific technologies; recognition for early reductions; low capacity factor in the baseline years; coal or other fuel type; whether states were non-attainment; previous fuel switching due to regulatory requirements; small unit size; low emission rate units or states; demonstration of advanced technology; and states with high population growth. It is notable that the many types of bonus allowances were for limited time periods.

Air Issues Report                                                                      Issued December 1, 2005

FirstEnergy’s Compliance with
Current SO2 Reduction Requirements
Phase II of the Acid Rain Program’s SO2 reduction requirements began January 1, 2000, and annually requires FirstEnergy to achieve an additional 200,000 tons of SO2 reductions beyond Phase I goals. Compliance has been achieved by increased use of lower sulfur coal, scrubbers on all three units at our Bruce Mansfield Plant, and repowering Bay Shore Unit 1 using a technology called circulating fluidized bed combustion. In addition, we now generate more electricity from our lower or non-emitting plants. We also have shut down or placed on cold-standby older, less efficient coal-based units.

FirstEnergy participates in the SO2 allowance market as both a buyer and a seller. Since achieving Phase II compliance, FirstEnergy’s SO2 emission rate has steadily declined from 1.34 lbs./million British thermal units (mmBtu) in year 2000 to 1.21 lbs./ mmBtu in year 2004.

The current Acid Rain Program requirements for SO2 emission reductions will stay in effect until the start of Phase I of CAIR in 2010.

NOx Emission Reduction Requirements
The Clean Air Act Amendments of 1990 set a goal of reducing NOx emissions by 2 million tons from 1980 levels by 2000. The Title IV Acid Rain Program focuses on reducing emissions from one set of sources that emit NOx: coal-based electric utility boilers.

The NOx program embodies many of the same principles of the SO2 trading program. It has a results oriented approach, flexibility in the methods that can be used to achieve emission reductions, and program integrity through measurement of the emissions. However, the program does not cap NOx emissions as the SO2 program does, nor does it utilize an allowance trading system.

As with the SO2 emission reduction requirements, the NOx reduction program was implemented in two phases, beginning in 1996 and 2000, respectively.

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Phase I of the program was estimated to reduce annual NOx emissions in the United States by more than 400,000 tons per year between 1996 and 1999. A significant portion of this reduction was achieved by coal-based utility boilers where low NOx burner technologies were installed to meet the new emissions standards.

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Phase II, which began in 2000 and continues to be in effect today, initially sought to reduce annual NOx emissions by approximately 1.17 million tons per year. However, the U.S. EPA determined that more effective low NOx burner technology was available and in its final rule established more stringent standards for Phase II than those established for Phase I for Group 1 boilers (dry-bottom, wall-fired boilers and tangentially fired boilers). The U.S. EPA also established limitations for other boilers known as Group 2 boilers (wet-bottom boilers, cyclones, cell burner boilers and vertically fired boilers) based on NOx control technologies that are comparable in cost to low-NOx burners. Thus, by the year 2000, the Phase II NOx rule sought to achieve an additional 890,000 ton reduction in NOx emissions annually, increasing the overall annual reductions to 2.1 million tons.

In general, two options for compliance with the emission limitations were provided:

■	Compliance with an individual emission rate for a boiler

■	Averaging of emission rates over two or more units to meet an overall emission rate limitation

These options gave utilities flexibility to meet the emission limitations in a cost-effective way across all of their coal-based generating units and allowed for the further development of technologies to reduce the cost of compliance.

Ozone Regulations: The NOx State Implementation Plan (SIP) Call

In October 1998, the U.S. EPA finalized the "Finding of Significant Contribution and Rule making for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone" (commonly called the NOx SIP Call). The NOx SIP Call required 22 states and the District of Columbia to reduce emissions of NOx, an ozone precursor, to reduce the out-of-state contribution to ground-level ozone pollution in the eastern United States. For states opting to meet the obligations of the NOx SIP Call through a cap-and-trade program, U.S. EPA included a model NOx Budget Trading Program rule (Part 96). This trading program was modeled after the Acid Rain Program SO2 trading system. It facilitates cost-effective emissions reductions of NOx from large stationary sources, and includes provisions for applicability, allocations, monitoring, banking, penalties, trading protocols and program administration.

Issued December 1, 2005                                                                                                             Air Issues Report

NOx Budget Trading Program Allowances
As part of its responsibility to administer the NOx Budget Trading Program under the NOx SIP Call, the EPA’s Clean Air Markets Division records allowance allocations in the NOx Allowance Tracking System (NATS) according to the specifications of each state. The requirements for recording allocations in NATS are: (1) the state has finalized its SIP, including its trading rules; (2) the SIP is approved by U.S. EPA; and (3) the state submits to the Clean Air Markets Division an electronic file including account specific allocation amounts.

Ohio NOx SIP Call
In response to U.S. EPA’s NOx SIP Call, Ohio EPA finalized rules in July 2002 to establish the NOx Budget Trading Program in Ohio. Ohio EPA’s rules established the NOx Budget Trading Program in Ohio to reduce NOx emissions from electrical generating utilities and large industrial boilers.

The NOx Budget Trading Program requires substantial reductions of NOx emissions for regulated units during the compliance period, which is May 1 through September 30 (sometimes referred to as the ozone season). In its NOx SIP Call, U.S. EPA set a cap on the total NOx emissions from regulated units in Ohio during the compliance period. The cap is Ohio’s NOx budget for regulated units and represents a 60- to 85-percent reduction of NOx emissions from these units compared to their historical averages. Beginning in 2004, and for each following year, regulated units receive an allocation of NOx allowances from Ohio’s NOx budget. Each NOx allowance represents permission to emit one ton of NOx emissions. At the end of each control period, NOx allowances available to each regulated unit must equal or exceed the tons of NOx emissions from the unit during the control period. How this is done is left up to the unit’s owner. The owner can install NOx control equipment, reduce hours of operation, or purchase NOx allowances on the open market.

Pennsylvania NOx SIP Call
Pennsylvania's NOx reduction program was adopted in 1994, and the second phase of the program, including emissions trading, was implemented in 1999. Resulting emissions of NOx from affected sources in 1999 were reduced 60 percent from 1990 levels. Pennsylvania's Chapter 145 regulations, the response to EPA's NOx SIP Call, improved on the market-based trading program. Pennsylvania’s current Interstate Ozone Transport Reduction regulation in Chapter 145 of the Pennsylvania Code established requirements beginning in 2003 for:

■	Fossil-fired combustion boilers with a maximum design heat input greater than 250 mmBtu per hour, and

■	Electric utility generators with a rated capacity greater than 25 MW

The current cap-and-trade program allocates NOx allowances during the period of May 1 through September 30 and establishes an accounting process for deposit, use and transfer of allowances between NOx budget sources. Affected Pennsylvania sources are required to meet a standard of 0.23 lbs. NOx/mmBtu. Similar sources that are not otherwise covered may “optin” in order to participate in the cap-and-trade program.

New Jersey NOx SIP Call
FirstEnergy owns two generating facilities in New Jersey — Forked River, an 86-MW combustion turbine, and half of the output of Yards Creek, a 400-MW pumped-storage hydroelectric facility. Forked River — the company’s only combustion source in the state — has two dual-fuel combustion turbines that incorporate water injection systems to control NOx. FirstEnergy receives NOx allowances annually from the New Jersey Department of Environmental Protection (NJDEP) for these units. Because New Jersey has deregulated its generation business, the regional cost of NOx compliance is reflected in the market-based price for electricity.

FirstEnergy’s Compliance with
Current NOx Reduction Requirements
Phase II of the Title IV Acid Rain NOx reduction program began January 1, 2000. Low-NOx combustion equipment has been installed on our most cost-effective units, and we currently are in full compliance with the Phase II NOx rules. Since achieving Phase II compliance, FirstEnergy’s NOx emission rate has steadily declined from 0.48 lbs./mmBtu in year 2000 to 0.33 lbs./mmBtu in year 2004.

Also, Title I of the Clean Air Act Amendments of 1990 requires significant NOx reductions from May through September (the ozone season) on most units for ozone attainment reasons. Essentially, an 85-percent NOx reduction was required beginning with 2003 in Pennsylvania and New Jersey, and beginning May 31, 2004, in Ohio and Michigan. FirstEnergy met these NOx reductions by operating a mix of control technologies, including SCR, SNCR, low-NOx burners, overfire air systems and fuel switching. We operated new SCRs on all three Pennsylvania coal-based units (Mansfield 1, 2, and 3) during the May through September ozone season in 2004 and 2005. We also operated SNCR systems installed on three of our Ohio coal-based units (Sammis Plant #2 and #7, and Eastlake Plant #3).

Air Issues Report                                                                      Issued December 1, 2005

The current Title IV requirements for NOx emission reductions will stay in effect until the start of Phase 1 of CAIR in 2009.

Case Study: Mansfield Power Plant Environmental Controls & FOG Recycling Project

FirstEnergy’s Bruce Mansfield Plant, located in Shippingport, Pennsylvania, is the largest coal-based electric generating plant in the state. It also is home to one of the largest recycling projects in North America. A $30-million recycling facility at the Mansfield power plant turns a typically unusable byproduct of the facility's FGD system, also known as a scrubber system, into commercial-grade gypsum used to produce wallboard.

The recycling process is called Forced Oxidation Gypsum, or FOG. Launched in 1999, the FOG plant, which is a separate facility on the Bruce Mansfield property, is the only one of its kind in the world.

The Mansfield Plant’s scrubber system, which removes 92 percent of the SO2 from the plant's emissions, works by spraying a liquid lime substance into the flue gas. The process creates a byproduct called calcium sulfite, which is normally disposed of in a landfill.

FirstEnergy’s partner in this unique recycling project is the National Gypsum Company, which built an $85-million drywall facility adjacent to the Mansfield Plant specifically to take advantage of the recycled gypsum. After the calcium sulfite is transformed into gypsum, an enclosed conveyer belt transports it from FirstEnergy’s FOG plant to National Gypsum’s drywall-production facility across the road.

FirstEnergy benefits from the FOG technology in two ways: (1) we generate additional revenue by selling the gypsum; and (2) we reduce our disposal costs.

National Gypsum benefits by being able to buy a less costly raw material and avoid shipping expenses. And, the environment benefits because the program reduces the amount of land disposal of calcium sulfite and the need to mine gypsum from the earth.

The Mansfield Plant’s FOG facility currently produces 450,000 tons per year of synthetic gypsum — using only about one-third of the total scrubber byproduct from the three generating units at the Mansfield Plant. Because of the successful operation of the FOG facility, FirstEnergy and National Gypsum have decided to increase the level of recycling at the plant. Construction began in April 2005 on a $50-million expansion of the FOG facility. When finished — construction is scheduled to be completed by June 2006 — the expanded facility will have the capacity to convert nearly all of the calcium sulfite generated at the Mansfield Plant into more than a million tons of synthetic gypsum per year.

For its part, National Gypsum has agreed to purchase all of its requirements for synthetic gypsum from the company and to help FirstEnergy sell the excess that is produced by our expanded FOG facility. Currently, National Gypsum purchases additional gypsum from another source so it can operate its plant at full capacity.

The Mansfield Plant’s FOG facility is a textbook example of how innovation, collaboration and technology have combined to mitigate the environmental impact of FirstEnergy’s ongoing efforts to meet the growing demand for electricity.

Coal-based Plant Shutdowns
Another important dimension of FirstEnergy’s actions to reduce emissions is the company’s decision to retire aging and less-efficient coal-based power plants in response to the Clean Air Act of 1970.

Since 1970, FirstEnergy companies have taken 57 older coal-based boilers, totaling nearly 1,900 MW, out of service. Together, these units used more than three million tons of coal annually.

During the 1970s and 1980s, FirstEnergy companies modernized its fleet by investing in more than 7,000 MW of generating capacity that either met all new source standards or was non-emitting nuclear generation. As noted in Chapter 2 of this report, FirstEnergy’s nuclear plants play a key role in our efforts to limit overall emissions. Today, approximately 40 percent of the electricity FirstEnergy produces comes from non-emitting, non-fossil-fuel sources. Our substantial nuclear generation capacity allows us to avoid emitting, on average, about 25 million tons of CO2, 166,000 tons of SO2, and 62,000 tons of NOx that otherwise would be emitted annually if a regional mix of coal and natural gas-fired generation were used instead. The strategic value of our nuclear fleet will only increase with the implementation of the U.S. EPA’s new CAIR for electric generating plants and CAMR rules for coal-based power plants in 2010, as well as any development of emission standards for greenhouse gases.

Issued December 1, 2005                                                                                                             Air Issues Report

The charts on this page show a historical timeline of additions and retirements on the FirstEnergy system.

Air Issues Report                                                                      Issued December 1, 2005

Generation Asset Exchange

In March 1999, FirstEnergy completed a generation asset exchange with Duquense Light, increasing our nuclear generation and further reducing our coal-based generation. Under the agreement, Duquesne Light transferred 1,436 MW at eight generating plants (six coal-based and two nuclear units) to FirstEnergy in exchange for 1,328 MW at three coal-based plants owned by FirstEnergy operating companies. (Ownership actually transferred on December 3, 1999.) Our generation portfolio became even more balanced, increasing our fuel diversity and flexibility for reducing emissions systemwide.

However, because those plants continue to operate under the ownership of others, we do not include the emission reductions from the three power plants transferred in 1999 when we tally and report total emission reductions for the FirstEnergy system. If those improvements were included in FirstEnergy’s emission reduction totals, our progress in reducing emissions would be even more significant.

The two tables on the right show FirstEnergy's emission reductions from 1990 through 2004. The table at the top shows total systemwide reductions excluding the 1999 asset exchange, and the bottom table shows total reductions including the 1999 asset exchange.

Clean-Coal Technologies

One of the most visible signs of FirstEnergy’s commitment to responsible environmental stewardship is the ongoing investment the company has made in research, development, and deployment of clean-coal technologies. For more than 20 years, FirstEnergy has been a national leader in efforts to accelerate the deployment of advanced clean-coal generating technologies and ensure their commercial availability. To date, FirstEnergy and our sponsoring partners have spent more than $430 million on the advancement of clean-coal technologies. Some of these projects have led to the development of control technologies for SO2, NOx and mercury removal that are widely used today.

Coal is the most abundant energy source in North America, with an estimated 250-year supply based on current usage levels. Coal plays a significant role in providing reliable, affordable electricity to our homes, businesses and communities. More than 50 percent of the electricity generated in the U.S., and 40 percent worldwide, comes from coal. While energy conservation, energy efficiency and alternative methods of generating electricity may reduce our reliance on coal, it will continue to play a significant role even as we move forward into what is likely to be a carbon-constrained environment. The U.S. Energy Information Administration (EIA) projects that coal will continue to be the source of about half of all U.S. electric power through 2025.3

Issued December 1, 2005                                                                                                             Air Issues Report

Keeping coal in the mix of clean, efficient, economical power generation options is critical to meeting overall electricity needs of the future, which the EIA forecasts will increase steadily by about 1.9 percent annually through 2025.4  Therefore, accelerating the deployment of advanced clean-coal generating technologies toward commercial availability will be important to achieving environmental goals while energy consumption and reliance on coal-based generation continue to grow. Given the diversity of regional electricity markets and the variations in coal properties, a diverse portfolio of advanced clean-coal technologies is required.

Advanced clean-coal technologies cannot reach commercial availability, however, until they have been proven in full-scale operation, under varying operating conditions, and for a sufficient time period to ensure expectations are met for performance and reliability. FirstEnergy and our utility operating companies have been national leaders in the development of such technologies with some 15 clean-coal technology projects dating back to 1986, including various partnerships with the U.S. EPA, DOE, OCDO, EPRI, and Gas Research Institute.

3 “Annual Energy Outlook 2005: With Projections to 2025,” Energy Information Administration, U.S. Department of Energy, February 2005.
4 “Annual Energy Outlook 2005."

Air Issues Report                                                                      Issued December 1, 2005

Case Study: Bay Shore Boiler Project

FirstEnergy has formed an alliance with British Petroleum Company (BP) to convert a waste byproduct into energy at its Bay Shore Plant in Oregon, Ohio. This innovative partnership combines low-emitting power generation technology with recycling to benefit the environment and the local community.

In 2001, the company replaced a 1950s-era coal-based boiler at its Bay Shore Plant with a state-of-the-art circulating fluidized bed (CFB) boiler. The CFB boiler, which is designed to operate more efficiently and effectively than traditional coal-based boilers, is fueled by petroleum coke, a waste byproduct of BP’s nearby Toledo Refinery. This allowed BP to upgrade the refinery to use a less expensive grade of crude oil.

Toledo Edison’s partnership with BP has both environmental and community benefits:

Toledo Edison — and its customers — benefit from reduced fuel costs.

■	BP benefits from significant savings in both raw materials and disposal costs by being able to recycle 500,000 tons of petroleum coke a year.

■	The community benefits from the preservation of hundreds of jobs — and the resulting economic impact and tax revenues those jobs generate — at both the BP refinery and the Bay Shore Plant.

■
The environment benefits in a big way. In addition to eliminating the need for transportation and disposal of BP’s petroleum coke in landfills, utilization of the CFB combustion technology has significantly reduced emissions of SO2 and NOx at the Bay Shore Plant.

At FirstEnergy, we always are looking for new ways to minimize the environmental impact of our operations. As the Bay Shore project demonstrates, innovation and collaboration can be effective tools for achieving air-quality improvements — and sometimes much more.

The Next Generation of
Clean-Coal Technologies

FirstEnergy is participating in several government and industry partnerships, collaborations, and initiatives designed to identify and develop the next generation of clean-coal technologies.

Electro-Catalytic Oxidation
(ECO) Technology
Since 1997, FirstEnergy has partnered with New Hampshire-based Powerspan to test their Electro-Catalytic Oxidation, or ECO process, a multi-pollutant control technology for power plants. To date, the ECO technology has shown great promise for reducing emissions of NOx, SO2, fine particulates, and mercury, and, as a result, FirstEnergy plans to install the first ECO system on Unit 4 of its Bay Shore Plant in Oregon, Ohio. Design engineering of the system is expected to begin in the first quarter of 2006.

In response to growing concerns over CO2 emissions, Powerspan also began investigating the capability to remove CO2 with the ECO process. In May 2004, Powerspan and the DOE’s National Energy Technology Laboratory entered into a Cooperative Research and Development Agreement to develop a cost-effective CO2 removal process for coal-based power plants. The CO2 removal process is expected to be readily integrated with the ECO technology. The scope of the three-year agreement includes laboratory testing, pilot testing, and detailed studies of the CO2 capture process economics. FirstEnergy is taking the lead in demonstrating this technology by planning for a pilot test of the CO2 capture process at our Burger Plant beginning in late 2006.

EPRI CoalFleet for Tomorrow
EPRI and 42 organizations — including FirstEnergy — have joined forces to accelerate the deployment of clean, efficient, advanced coal technology and to develop options for managing CO2 emissions from power plants. Initially, the program will focus on development of IGCC technology to be commercially available in the next ten years. CoalFleet for Tomorrow also will address other advanced coal technologies such as ultra-supercritical pulverized coal and super-critical circulating fluidized bed combustion.

FutureGen — A Sequestration and Hydrogen Research Initiative
FutureGen is a $1-billion government/industry partnership to design, build, and operate a nearly emissions-free coal-based power plant. This partnership, under a cooperative agreement with the DOE, would provide 20 percent of the total project cost. The 275-MW prototype plant would serve as a large scale engineering laboratory for testing new clean power, carbon capture and coal-to-hydrogen technologies. It would be the most environmentally clean fossil-fueled power plant in the world. Working in conjunction with the OCDO, which is a program of the Ohio Air Quality Development Authority, FirstEnergy has submitted two candidate sites — the Toronto Plant and the Ashtabula “C” Plant — for consideration.

Issued December 1, 2005                                                                                                             Air Issues Report

In a related effort, the company is involved in a research project — with 36 other partners and led by Battelle Memorial Institute — called the Midwest Regional Carbon Sequestration Partnership (MRCSP). This effort is intended to study the feasibility of geological and terrestrial carbon sequestration in our region. MRCSP is just one of seven regional partnerships established by DOE to assess the technical and economic viability, as well as public acceptance, of carbon sequestration to determine the best approach.

Case Study: ECO Commercial Demonstration Project

FirstEnergy, in partnership with a New Hampshire-based technology company, Powerspan, is commercially demonstrating a multi-pollutant control process that can be retrofitted on existing coal-based power plants to help them meet current and future environ-mental regulations. This partnership has resulted in plans for the first commercial installation of ECO at FirstEnergy’s Bay Shore Plant in Oregon, Ohio. The system will be installed on Bay Shore’s 215-MW Unit 4, with design engineering expected to begin in early 2006.

Since early 2004, FirstEnergy’s R.E. Burger Plant in Shadyside, Ohio, has been the site of a commercial demonstration of ECO technology, removing SO2, NOx, mercury and other emissions from a 50-MW slipstream from the plant’s Unit 5. The ECO process produces a highly marketable ammonium sulfate co-product that can be sold in the fertilizer market. The Bay Shore installation will include a fertilizer processing plant on site.

Powerspan’s ECO technology was originally conceived in the fall of 1996 in response to the Acid Rain Program and the need for multi-pollutant controls of SO2 and NOx emissions. Standard technology addresses each pollutant individually, necessitating the installation of separate, costly devices, requiring large spaces not always available on space constrained sites that are typical of existing power plants. Powerspan sought to develop an integrated approach to achieve multi-pollutant reductions at a significantly lower cost than commercially available systems, thus enabling power plant owners to generate power in an environmentally responsible and more cost-effective manner.

In late 1997, FirstEnergy visited Powerspan to observe a lab-scale demonstration of the ECO technology. Based on this demonstration and laboratory test results, FirstEnergy committed to fully fund the construction and testing of a larger-scale ECO pilot unit at the company’s R.E. Burger Plant.

The pilot test facility, originally operational in July 1998 and then modified in 2002, treated a slipstream of flue gas roughly equivalent to 1-2 MW of output from a 156-MW coal-based unit at the Burger Plant. The pilot testing showed significant reductions in emissions of SO2, NOx, mercury, other heavy metals, fine particulate matter, and air toxics. Based on these successful results, FirstEnergy committed to jointly fund the first ECO commercial demonstration unit with Powerspan, a 50-MW equivalent unit costing more than $20 million.

Additional project support was secured through OCDO and the Ohio Air Quality Development Authority. The OCDO co-funds the research, development, and deployment of technologies that allow for cleaner and more economical use of Ohio coal. With the assistance of Powerspan, FirstEnergy requested, and was granted, $4.5 million from OCDO for the commercial demonstration unit at the Burger Plant. Construction of the commercial demonstration unit was completed, and unit commissioning and testing were initiated in January 2004. An additional $1-million grant to support the demonstration was awarded by OCDO and the Ohio Air Quality Development Authority in June 2005.

Based on ECO testing completed to date, ECO has the potential to meet regulatory requirements for SO2, NOx, mercury, acid gases, hazardous air pollutants and fine particulate matter. In May 2004, Powerspan signed a Cooperative Research and Development Agreement with the DOE’s National Energy Technology Laboratory to develop a cost-effective CO2 removal process for coal-based power plants. This process would be integrated with the existing ECO technology. Powerspan already has demonstrated in its laboratory the ability to use ECO technology to remove 90 percent of CO2 with the addition of supplementary equipment. FirstEnergy and Powerspan are planning a pilot test to demonstrate this CO2 capture process beginning in 2006.

As of April 2005, FirstEnergy had contributed more than $32 million to Powerspan’s technology development efforts. This includes equity investment in Powerspan and ECO demonstration project funding. FirstEnergy also serves on Powerspan’s Board of Directors. Frank Alix, co-founder, chairman and CEO of Powerspan, said this about FirstEnergy’s contribution to the commercialization of ECO technology:

FirstEnergy’s support has been the most critical factor in our ability to secure the resources we need to successfully commercialize our technology. Equally important to the financial support has been the commitment of the FirstEnergy people—from the CEO, to the Board representative, to the engineering and power plant staffs. Throughout the organization, we’ve had the privilege of working with dedicated people who take their role as environmental stewards very seriously. We’re grateful for this opportunity to help FirstEnergy meet their environmental goals in a way that benefits their community and their shareholders.

Air Issues Report                                                                      Issued December 1, 2005

Detailed Emission Reductions Data

FirstEnergy’s many environmental actions and innovations, coupled with the company’s substantial environmental investments, are making a substantial difference in our environmental performance.

The following graphs illustrate the steady and significant progress made since 1990, while customer usage has increased more than ten percent.

Environmental Actions:
Looking Ahead

In March 2005, FirstEnergy announced its intentions to spend an additional $1.5 billion on environmental improvements by 2012 at generating facilities in Ohio and Pennsylvania, most notably at the 2,233-MW coal-based W.H. Sammis Plant in Stratton, Ohio. The company will install new emission control equipment on all seven units at the Sammis Plant, and achieve additional reductions at other units. These include an upgrade of existing scrubber systems on Units 1-3 at the Bruce Mansfield Plant in Shippingport, Pennsylvania, increasing the SO2 removal from 92 percent to 95 percent.

Projects at the Sammis Plant will include reducing 95 percent of the SO2 emissions and 90 percent of the NOx emissions from the plant’s two largest units. In addition, emissions of SO2 and NOx at the plant's five smaller units will be reduced at least 50 percent and 70 percent, respectively. The company’s commitment to reducing emissions at several other power plants could be accomplished through the installation of scrubbers and SNCR, as well as through repowering or other strategies.

In total, additional environmental controls could be installed on nearly 5,000 MW of the company’s 7,339 MW of coal-based generating capacity. (The remainder of FirstEnergy’s generation comes from nearly 3,800 MW of non-emitting nuclear power, 1,599 MW of natural gas and oil, and 654 MW of pumped storage and run-of-river hydro.) Construction will begin in 2005 and be completed no later than 2012.

FirstEnergy’s $1.5-billion investment is expected to build on the significant progress already made in protecting the environment and represents an important step in complying with the new CAIR and CAMR rules, while meeting our obligations in a settlement agreement with the U.S. EPA and other parties related to the New Source Review case involving the Sammis Plant. CAIR and CAMR rules are discussed in more detail in Chapter 4 of this report.

Issued December 1, 2005                                                             Air Issues Report

Chapter 4: Multi-Pollutant Rules and Proposals
(SO2, NOx, Mercury)

Introduction

Current U.S. regulations governing power plant emissions have served the environment well. Since the passage of the Clean Air Act in 1970, emissions of the targeted criteria air pollutants5 have declined by 48 percent while the U.S. gross domestic product increased 164 percent. During the 32-year period between 1970 and 2002, the coal-based electricity sector reduced emissions of targeted criteria air pollutants by 31 percent, even though the use of coal to generate electricity almost tripled during that time.6  As noted earlier, FirstEnergy companies have reduced emissions of NOx by more than 60 percent and SO2 by nearly 50 percent since the Clean Air Act amendments of 1990. Emissions of particulate matter also have declined, due to replacements and upgrades of collection equipment. By any measure, the Clean Air Act has led to significant air-quality improvements.

FirstEnergy acknowledges the need for even greater reductions, and we believe that technology, and a diverse generation portfolio, are the keys to achieving such results. In particular, we share with many other electric utilities the belief that a multi-emission approach— that is, one that simultaneously addresses emissions of SO2, NOx and mercury — can be even more effective at reducing power plant emissions than continued regulation under current law. Under the Clean Air Act Amendments of 1990, for example, there are multiple emission reduction programs with broadly similar goals, but often conflicting strategies. This complexity has led to litigation, which can result in delays in achieving future emission reductions.

What follows is a review and discussion of major regulatory and legislative proposals that present environmental compliance challenges and risks for the utility industry. It’s important first, however, to understand the evolution from command-and-control emission reduction programs to cap-and-trade emission reduction programs. Continued refinement of, and reliance on, the latter approach will be critical to effectively managing FirstEnergy’s environmental planning, performance and compliance costs.

From Command-and-Control to Cap-and-Trade

The first comprehensive regulation of air emissions occurred in 1970 when Congress passed the Clean Air Act and established the U.S. EPA. The Clean Air Act has been amended at various times in the last 35 years, most recently in 1990.

Early regulatory requirements were based on a command-and-control approach, which prescribed the maximum amount of a specified pollutant that a company was allowed to discharge, in a given time period, from a particular power plant or generating unit. Command-and-control generally did not allow utilities sufficient flexibility in power plant operations or take into account individual characteristics such as the age or type of coal-based generating stations.

With Title IV of the Clean Air Act Amendments of 1990, Congress relied on a new approach, a market-based trading system often referred to as cap-and-trade. Under cap-and-trade, the U.S. EPA imposed a cap on the level of emissions permitted; however, rather than specify the amount of allowable emissions for each individual power plant, tradable emission allowances are allocated to the companies that own and operate the plants. Companies may use their allowances, trade them to other utilities, or bank them for future use. On an annual basis, a utility’s emissions may not exceed the total number of allowances the company holds.

Cap-and-trade programs offer several advantages over command-and-control programs:

■
Greater flexibility to achieve compliance economically. In recognition of the large number of technical and operational differences among generation facilities, the cap-and-trade approach provides power companies flexibility to make emission control investment decisions based on both economic and environmental factors. The desired emissions cap is achieved while market forces ensure that emissions are controlled in the most economical manner and at the generating units that are the most economical to control.

5 The Clean Air Act targeted six "criteria air pollutants,' which it defined as having the potential to harm human health. They included sulfur dioxide (SO2), nitrogen dioxide (NO2), carbon monoxide (CO), lead (Pb), particulate matter (PM10), and ozone (O3). Nitrogen dioxide is one of several nitrogen oxides (NOx). Ozone, the major component of smog, is formed by a reaction of NOx and volatile organic compounds. Mercury (Hg) was not listed as a criteria air pollutant under the Clean Air Act.

6 "National Air quality and Emissions Trends Report: 2003 Special Studies Edition," U.S. Environmental Protection Agency, Research Triangle Park, N.C., September 2003.

Air Issues Report                                                                                                                                      Issued December 1, 2005

■
Incentives to develop new control technologies. The flexibility of the allowance trading approach creates financial incentives for utilities to develop new, low-cost methods for improving emission control technologies and reducing emissions.

■
Greater cost control. Cap-and-trade minimizes the overall cost of compliance by allowing utilities to target their investments to the lowest-cost compliance opportunities available, ranging from fuel switching to the purchase of allowances to the installation of emission controls.

■
Better results. Under cap-and-trade, annual emissions are capped permanently and typically decrease over time; in contrast, unit-based emission reductions achieved under command-and-control may erode over time with changes in electricity demand and fuel usage. Cap-and-trade provides greater certainty that environmental goals will be met through hard caps on emissions.

As the last 15 years have demonstrated, the cap-and-trade approach has been highly successful, resulting in improved air quality at a lower cost to electricity customers than command-and-control regulation. By setting an overall cap on emissions and allowing power companies to buy and sell credits earned by facilities that exceed compliance targets, the Acid Rain Program has achieved emission reductions ahead of schedule, at a lower cost than predicted, and with nearly universal compliance.

As new multi-emission proposals are formulated and implemented, it is clear that proposals featuring cap-and-trade mechanisms will achieve better results. While FirstEnergy believes there is growing support among stakeholders for comprehensive yet flexible multi-emission reduction programs, we also recognize that where environmental policy is concerned, there are few absolute certainties.

Summary and Assessment of Recent Rules

While the U.S. Congress was unable to pass any of several multi-emission bills introduced between 2003 and 2005, including the Administration’s Clear Skies Act, the U.S. EPA finalized rules to further control emissions of SO2, NOx and mercury through cap-and-trade programs, and achieve compliance with the National Ambient Air Quality Standards (NAAQS) for ozone and fine particulates. Taken as a whole, these new U.S. EPA rules could function in a limited and loosely coordinated fashion as a multi-emission regulatory framework for reducing emissions — that is, unless they are delayed or unraveled by litigation and/or superseded by the emergence of comprehensive multi-emission legislation. The three regulatory actions include:

■	Clean Air Interstate Rule (CAIR)

■	Clean Air Mercury Rule (CAMR)

■	Final implementation of the 8-hour ozone rule

Clean Air Interstate Rule
for SO2 and NOx Emissions
On March 10, 2005, the U.S. EPA finalized CAIR, establishing the deepest reductions in SO2 and NOx emissions in more than a decade. Designed to address interstate transport of ozone and fine particulates (PM2.5), CAIR is based on U.S. EPA modeling that shows that emissions from 28 states and the District of Columbia contribute significantly to the non-attainment of NAAQS for fine particulates and/or 8-hour ozone in the region. Among the 28 states subject to CAIR are all four states where FirstEnergy has power plants: Michigan, New Jersey, Ohio and Pennsylvania.

Utilizing a cap-and-trade program based on the highly successful Acid Rain Program, CAIR will require substantial additional reductions of NOx and SO2 emissions in two phases:

Phase 1: Annual and seasonal NOx caps will begin in 2009, and annual caps for SO2 in 2010

Phase 2: Caps for both NOx and SO2 will begin in 2015

FirstEnergy’s fossil fuel-fired generation facilities in Michigan, Ohio and Pennsylvania will be subject to the caps on both NOx and SO2, while the company’s sole fossil fuel-fired generation facility in New Jersey will be subject only to the NOx caps.

Issued December 1, 2005                                                                 Air Issues Report

U.S. EPA Assessment of CAIR’s
Targeted Reductions
According to U.S. EPA, emissions of NOx and SO2 in the affected states will be reduced to the following levels:

■
NOx emissions will be reduced 1.7 million tons by 2009, a 53-percent reduction from 2003 levels, and will eventually be capped at 1.3 million tons emitted annually — a 61-percent total reduction from 2003 levels. This will represent a 90-percent reduction in NOx emissions at FirstEnergy plants since 1990.

■
SO2 emissions will be reduced by 4.3 million tons by 2010, a 45-percent reduction from 2003 levels, and will eventually be capped at 2.5 million tons emitted annually — a 73-percent total reduction from 2003 levels. This will represent an 88-percent reduction in SO2 emissions at FirstEnergy plants since 1990.

The future cost to FirstEnergy of compliance with these mandated reductions will be substantial. Much will depend on how the requirements ultimately are implemented by the states in which FirstEnergy companies operate affected facilities.

CAIR Implementation Issues
Each state affected by CAIR is required to submit a revised SIP by September 2006. If a state does not submit a revised SIP, U.S. EPA will promulgate a Federal Implementation Plan (FIP). States may achieve CAIR’s required reductions by limiting emissions from any type of source they choose; however, states wishing to participate in the regional cap-and-trade program must achieve all of their reductions from electric generating units only.

Clean Air Mercury Rule (CAMR)
On March 15, 2005, US EPA finalized CAMR, a program designed to reduce mercury emissions from coal-based power plants in all 50 states.

Utilizing a national cap-and-trade program, CAMR will require reductions of mercury emissions in two phases from all coal-based electric generating units with a maximum output capacity of 25 megawatts or greater.

■
Phase 1: Beginning in 2010, mercury emissions from coal-based power plants will be capped at 38 tons annually nationwide. (Current mercury emissions are estimated to be about 48 tons per year.) The U.S. EPA expects this target to be achieved as a co-benefit of the implementation of SO2 and NOx reductions called for under the CAIR program.

■	Phase 2: Mercury emissions nationwide will be further reduced and capped at 15 tons per year beginning in 2018, a reduction of nearly 70 percent from current levels.

CAMR also requires new boilers (i.e., facilities beginning construction after January 30, 2004) to meet stringent New Source Performance Standards (NSPS) in addition to being subject to the cap-and-trade program. The NSPS mercury emission limit for new boilers depends on fuel type, technology type and add-on controls.

CAMR Implementation Issues
CAMR’s cap-and-trade program will be implemented through individual state programs. The U.S. EPA has assigned each state (and two Native American tribes) an emissions budget for mercury. Each state has complete authority for allocating allowances among its subject sources; alternatively, a state may instead choose to use a U.S. EPA developed federal model for allowance allocation. States are required to submit revised SIPs, with initial allowance allocation decisions, to U.S. EPA by October 31, 2006.

The graphic on the next page illustrates the time frame for implementation of CAIR and CAMR.

Air Issues Report                                                                      Issued December 1, 2005

State Implementation Plans
As noted earlier in this chapter, both CAIR and CAMR require new and/or updated SIPs, and there are uncertainties associated with both.

■
Under CAIR, each state must submit a revised SIP or be governed by a federal plan. Additionally, a utility’s ability to participate in the regional cap-and-trade programs will depend on its state’s decision regarding how it will achieve its reduction targets — specifically, whether it will count only reductions from electric generating units, or reductions from all sources.

■
Under CAMR, utilities are subject to greater uncertainties. Major operational features of the cap-and-trade program are left to the states to decide; the allowance methodology is to be determined by the state (this is also true for CAIR); and, if they wish, states are permitted to set more ambitious reduction targets than U.S. EPA has established.

There are many uncertainties and critical unanswered questions related to the implementation of CAIR and CAMR. How these questions ultimately are answered will impact FirstEnergy’s exposure to risk with regard to its emission reduction obligations.

Mercury Emissions: Global Challenge Requires Global Solution

The U.S. EPA’s new CAMR rule calls for a 70-percent reduction in mercury emissions by 2018. CAMR will require mercury emission reductions from all coal-based electric generating units in the United States with a maximum output capacity of 25 MW or greater.

It is critical, however, to understand that even with reductions of this magnitude, the impact on U.S. air quality will be minimal. We simply cannot escape the fact that mercury emissions are a global challenge that require a global solution.

Consider these facts:7

■
Of the estimated 4,400-7,500 tons of mercury emitted annually into the atmosphere world-wide, about one-third comes from human activity (power plants, municipal waste and hazardous waste combusters, medical waste incinerators, industrial waste-water dischar-ges), another one-third comes from natural sources (oceans, wildfires, volcanoes), and the remaining one-third comes from the recirculation (from land and water surfaces) of mercury emissions previously released into the environment.

 7
  U.S. EPA’s Web site: http://www.epa.gov/mercury/ control_emissions/global.htm

Issued December 1, 2005                                                                 Air Issues Report

■	Once mercury is released into the atmosphere, it can stay airborne for up to a year and can travel thousands of miles before it is deposited back into the environment.

■	Asia is responsible for 53 percent of mercury emissions worldwide. North America is responsible for 9 percent.

■
The U.S. EPA estimates that less than half of all mercury found in the United States comes from U.S. sources. According to EPRI, computer modeling shows that 75 percent of the mercury in our country comes from other countries or other continents.

■
Citing a United Nations Global Mercury Assessment published in 2002, the U.S. EPA notes that human-caused emissions from the United States represent just 3 percent of total global mercury emissions — and that mercury emissions from U.S. power plants represent just 1 percent of the global total.

8-Hour Ground-Level Ozone
and Fine Particulate Rules
In July 1997, U.S. EPA promulgated changes in the NAAQS for ozone and proposed a new NAAQS for PM2.5. The final implementation rule for 8-hour ground-level ozone was issued on April 15, 2004, and took effect on June 15, 2004. The 8-hour ground-level ozone rule set forth the classification scheme for non-attainment areas. State and local governments have until 2007 to prepare an SIP to bring non-attainment areas into attainment by 2009 or 2010, depending on their classification.

U.S. EPA issued designations for counties not in attainment with the PM2.5 standard in December 2004; those designations became effective April 5, 2005. States and tribes with designated non-attainment areas must submit plans by February 2008 outlining how they will meet the PM2.5 standards beginning in February 2010.

FirstEnergy’s Response to
Regulatory Proposals
In response to these new rules, FirstEnergy is carefully developing a number of different compliance scenarios. We also are participating in state-level efforts to develop implementation strategies for attaining NAAQS.

FirstEnergy already has committed to the installation of more than $1.5 billion in additional emission-control technologies between 2006 and 2012, which will lay the groundwork for our compliance.

State Initiatives

In addition to federal legislative and regulatory efforts under way that could lead to reductions of NOx, SO2 and mercury, there are state initiatives that could play a role in how we comply with future laws, rules or regulations.

Ozone Transport Commission
The Ozone Transport Commission (OTC) is a multi-state organization created under the 1990 Clean Air Act amendments to address issues related to the transport of ground-level ozone in the northeast and Mid-Atlantic regions. OTC implemented a three-phase effort to reduce emissions of NOx from electricity generators between 1999 and 2004.

Proposed State Mercury Rules

Pennsylvania - The Pennsylvania Department of Environmental Protection (PADEP) has announced that it will develop statewide regulations of mercury emissions from coal-based power plants. The regulations, which could be more stringent than CAMR, may take up to a year to complete.

New Jersey - The NJDEP enacted rules in December 2004 that will reduce mercury emissions from power plants, iron and steel smelters, and municipal solid waste incinerators. Under the rules, all coal-based boilers will be required to reduce mercury emissions to less than 3 milli-grams/MWh or achieve a mercury emission reduction efficiency of at least 90 percent.

Allowance Allocation Methodology
As noted earlier in this chapter, there is widespread acknowledgement that cap-and-trade programs offer a viable, cost-effective mechanism for achieving emission-reduction goals. Opinions vary, however, on the best methodology for cap-and-trade programs to use in allocating allowances to affected facilities. The question is a critical one.

The allocation methodology used in the Acid Rain Program is an example of an input-based approach. In this program, SO2 allowances were allocated based on the amount of fuel consumed by the affected sources in a baseline year.

Air Issues Report                                                                      Issued December 1, 2005

Allowances for most electric generating units were determined using the following formulas:

Phase I (1995-2000): 2.5 pounds of SO2 per mmBtu of heat input, multiplied by the unit's baseline mmBtu (i.e., the average fossil fuel consumed from 1985 through 1987)

Phase II (2000 through the present):  1.2 pounds of SO2 per mmBtu of heat input, multiplied by the unit's baseline heat input

Most of the Acid Rain Program’s allowances were allocated to those facilities requiring the greatest emission reductions. The rationale was that this would help mitigate the economic impact of compliance at these facilities. New generating facilities not in operation during the baseline years received no allocation; to meet their annual compliance obligations, owners of these facilities have to purchase allowances from companies with excess allowances.

While the Acid Rain Program generally has been deemed a success, FirstEnergy believes the program’s input-based allocation methodology is unfair in its treatment of different categories of SO2 emission sources. For example, the methodology disadvantages companies that previously had invested in non-emitting generation. Conversely, companies that did not make such investments received a full allocation of allowances.

FirstEnergy prefers an output-based, generation-neutral methodology in which allowances are allocated based on the megawatts of power produced. In other words, allowances are allocated to reflect the economic value of a generating unit’s output, measured by the unit’s share of total generation within its sector. Because this approach is based on output, new and non-emitting generating facilities, including renewables and nuclear, would be entitled to their proportionate share of the allowances.

Not only does the output-based, generation-neutral methodology create a more level playing field for both existing and new generating units — regardless of fuel type or fuel consumption — it also rewards companies for achieving greater environmental efficiency in their generation operations. Just as important from an environmental stewardship perspective, an output-based approach to allowance allocation provides better incentives for utilities to use lower-carbon fuels and non-emitting technologies than an input-based approach.

An output-based, generation neutral approach also will be much more successful at spurring the necessary transformation of our nation’s aggregate electric power resources to a cleaner, more modern generating fleet. The performance-rewarding incentives provided by an output-based approach will be powerful drivers of higher-efficiency generation, accelerated technological innovations and superior environmental progress.

The question of allocation allowance methodology is important to FirstEnergy in the context of CAIR and CAMR. Model rules for both regulations contemplate a traditional input-based methodology (for CAIR, a nominal emission rate will be applied to baseline heat input to calculate allowances; for CAMR, baseline heat input will be multiplied by scaling factors for different coal types). FirstEnergy will be moderately disadvantaged as a result of these model rules because the company’s substantial reliance on non-emitting (largely nuclear) generation is not recognized under input-based allocation.

Emissions Projections

FirstEnergy is expecting to spend nearly $1.5 billion on control equipment in the 2006 to 2012 time period to reduce NOx, SO2 and mercury emissions. This additional control equipment is projected to reduce NOx and SO2 emissions by more than 212,000 tons per year. As a co-benefit of these achievements, we also expect significant reductions in mercury emissions.

Even with these expenditures and resulting emission reductions, we expect that we will purchase some emission allowances from the marketplace to comply with CAIR and CAMR. As part of our risk-management process, FirstEnergy continually assesses the risks associated with reliance on emission allowance markets for compliance with reduction requirements. As part of this assessment, we consider additional capital expenditures on pollution control equipment in return for reduced exposure to energy allowance market fluctuations. We are mindful of the lead-time required for such equipment installations, and we factor this into our risk assessment.

The charts on the next page illustrate FirstEnergy’s emissions beginning in 1990 and projected through 2020. The range of future projections is based on various combinations of emission allowance trading and control equipment installations.

Issued December 1, 2005                                                                 Air Issues Report

Chapter 5: Climate Change
and CO2 Initiatives

Overview

Greenhouse gas-induced climate change (also commonly referred to as global warming) is one of the most complex issues facing policy-makers and regulators charged with balancing environmental, public health, economic and energy objectives. The fact that climate change is a global issue — and, therefore requires a global solution — only makes the task of crafting effective policy all the more challenging.

While climate change will impact many sectors of the economy, it could have a disproportionate impact on the energy sector and on the electric utility industry in particular. State, federal and international policies and actions in response to concerns about climate change are still evolving, and there are significant issues of risk, cost and competitiveness to consider.

As climate change policies take shape, FirstEnergy will continue to undertake voluntary actions to reduce GHG emissions. We view these steps both as part of our environmental stewardship and as part of responsible strategic planning. However, to achieve significant reductions while continuing to meet the nation’s energy needs, it will be necessary to develop and deploy cost-effective technologies to capture and sequester GHGs from existing coal-based power plants.

This chapter will outline some of those efforts, including the completion of a systemwide GHG inventory, participation in the DOE’s MRCSP and continuation of our work with Powerspan to test their ECO2 carbon capture technology, as well as work to increase our non-emitting generation capacity by uprating our nuclear plants, and efforts to increase renewable generation through power purchase agreements with wind farm developers.

Greenhouse Gases and
the Greenhouse Effect

Understanding climate change requires an understanding of what is called the greenhouse effect.  As energy from the sun warms the surface of the Earth, heat is radiated from the surface. Some of this heat simply passes back through the atmosphere and out into space, but a portion of it is absorbed by certain gases that exist naturally in our atmosphere. The heat that is trapped by these gases — called greenhouse gases because the effect is similar to what happens when heat is captured by the glass panels of a greenhouse — is what keeps Earth’s temperatures within a range that allows life as we know it to thrive. Without the natural insulating effect of GHGs, large areas of the planet would be uninhabitable.

Climate change concerns are based on the belief that increased concentrations of GHGs from human activities are causing a warming of the Earth’s atmosphere at the surface (i.e., global warming) and potentially creating undesirable environmental impacts.

Air Issues Report                                                                      Issued December 1, 2005

Greenhouse gases, in the aggregate, make up less than one percent of the Earth’s atmosphere. While most of the major GHGs occur naturally, human activities add to the levels of many of GHGs in the atmosphere. The most common GHGs are:

■	Water vapor - water vapor accounts for about 90 percent of the total greenhouse effect

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Carbon dioxide (CO2) - CO2 is produced naturally through human, animal and plant respiration and the decomposition of organic matter. It also is released to the atmosphere when solid waste, fossil fuels (oil, natural gas and coal) and wood and wood products are burned. Natural processes release more than 10 times the amount of CO2 than is released by human activities. Over the centuries, natural releases of CO2 generally have been balanced by the CO2 absorption by terrestrial vegetation and oceans. Since the industrial revolution, however, human activity has begun to affect the natural balance, and CO2 has begun to accumulate in the atmosphere.

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Methane (CH4) - CH4 occurs naturally in the decomposition of organic matter when oxygen is not present, and in the digestive tracts of certain insects and animals. As for man-made sources, methane is emitted during the production and transport of coal, natural gas and oil, and from agricultural practices. Methane emissions also result from the decomposition of organic wastes in municipal solid waste landfills, and from the raising of livestock.

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Nitrous oxide (N2O) - N2O is produced naturally as part of microbial processes in soil. N2O also is emitted during agricultural and industrial activities, as well as during combustion of solid waste and fossil fuels.

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Ozone (O3) - O3, the major component of smog, is formed by a reaction of NOx and volatile organic compounds (VOCs) in the presence of sunlight and warm temperatures. The combustion of fossil fuels, by power plants and vehicles, is the major source of NOx.

In addition, several powerful GHGs are generated in a variety of industrial processes. These include chlorofluorocarbons (CFCs), hydrofluoro-carbons (HFCs), perfluorocarbons (PFCs) and sulfur hexafluoride (SF6).

Issued December 1, 2005                                                             Air Issues Report

Greenhouse gases emitted into the atmosphere can remain there for periods ranging from decades to centuries, depending on the gas.

Each greenhouse gas differs in terms of its concentration in the atmosphere and its ability to absorb heat — i.e., its potential warming effect. For example:

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CFCs, HFCs and PFCs have the highest global warming potential of all the GHGs— ranging from several hundred to several thousand times that of CO2—yet they are present in the atmosphere in miniscule quantities.

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SF6, which is used throughout the electric industry in high-voltage circuit breakers, gas-insulated substations and switchgear, is 23,900 times more powerful than carbon dioxide, but like CFCs, HFCs and PFCs, is present only in very small amounts.

■	Methane traps more than 21 times more heat per molecule than CO2, but is much less prevalent in the atmosphere.

■	N2O absorbs 310 times more heat per molecule than CO2, but is found in much lower concentrations.

To provide a more useful metric for comparison and analysis, estimates of GHG often are expressed as units of millions of metric tons of carbon equivalents (MMTCE), which weights each gas by its Global Warming Potential (GWP). GWP is calculated as the ratio of one unit mass of a greenhouse gas to one unit mass of CO2 over a specified time period. GWP reflects both the length of time a gas stays in the atmosphere and how efficiently it traps heat.

FirstEnergy’s Greenhouse Gas Emissions

FirstEnergy’s greenhouse gas emissions primarily consist of CO2, SF6, N2O, CH4 and HFCs, with three of those — CO2, N2O and CH4— being created during combustion of fossil fuels. Our fossil-fueled plants are designed and operated to optimize the combustion process and achieve the best levels of efficiency. This results in lower costs and improved environmental performance. While this optimization process produces fewer carbon particles, carbon monoxides and hydro-carbons, it also produces more CO2.

In addition, SF6 is used as an insulator in FirstEnergy’s transmission and distribution system, and HFCs are used in cooling equipment such as building air conditioners. Small amounts of SF6 and HFCs are periodically released as a result of leaks or routine maintenance activities.

When all greenhouse gases are converted to a CO2 equivalent, CO2 from the burning of fossil fuels accounts for approximately 98 percent of FirstEnergy’s total GHG emissions. FirstEnergy emits 2 percent of total CO2 emitted by utilities in the United States and one tenth of one percent of all GHGs emitted globally.

The Concern Over Climate Change

Studies indicate that the climate system is changing, and there is growing concern among climate scientists that human activities are responsible for much of that change. While opinions vary on the likely magnitude and immediacy of the concern, little disagreement exists today over several key facts:

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The composition of the Earth’s atmosphere is changing. These changes are due primarily to the build-up of CO2, CH4 and N2O. Since the beginning of the industrial revolution, atmospheric concentrations of CO2 have increased nearly 30 percent, concentrations of CH4 have more than doubled, and concentrations of N2O have risen by about 15 percent.[8] According to the U.S. EPA, total GHG emissions in the United States increased 13 percent between 1990 and 2003 while the U.S. gross domestic product increased by 46 percent in the same period.[9] The effect of these increases has been an enhanced greenhouse effect for the heat-trapping capability of Earth’s atmosphere.

8 “Climate Change 2001: The Scientific Basis,” Intergovernmental Panel on Climate change, Cambridge University Press, Cambridge.
9 “Inventory of U.S. Greenhouse Gas Emissions and Sinks: 1990-2003,” U.S. Environmental Protection Agency, Washington, D.D., April 15, 2005.

Air Issues Report                                                                      Issued December 1, 2005

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The build-up in the last 150 years of GHGs in the atmosphere is largely the result of human behavior. Primary factors in the build-up of GHGs include population growth; the burning of fossil fuels to generate electricity, power industry, heat homes and operate motor vehicles; increased agricultural production; growing landfills; and deforestation (i.e., destruction of the trees, plants and soil that are natural carbon reservoirs). In the United States, the burning of fossil fuels is responsible for about 98 percent of total CO2 emissions, 24 percent of CH4 emissions and 18 percent of N2O emissions.[10]

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The growing concentration of GHGs in the atmosphere is contributing to global warming. The surface temperature of the Earth has risen by about 1 degree Fahrenheit during the past 100 years, with accelerated warming recorded in the last two decades. Warming has occurred in both the northern and southern hemispheres, as well as over the oceans. Glaciers in non-polar regions have retreated, and snow cover and sea ice are diminishing. Precipitation has increased in the Northern Hemisphere by as much as 1 percent per decade, and sea level has risen four to eight inches.[11]

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Increasing concentration of GHGs in the atmosphere will likely accelerate the rate of climate change. The Intergovernmental Panel on Climate Change (IPCC) projects that the average global surface temperature could rise between 1 and 4.5 degrees Fahrenheit during the next 50 years and between 2.2 and 10 degrees Fahrenheit by the year 2100 (with significant regional variation). There are many factors other than GHGs, however, that can impact temperature, including the climate’s response to changes in the atmosphere, natural variations in climate over time, changes in the sun's output, the natural uptake by our seas and oceans and the cooling effects of pollutant aerosols. These additional factors will have an effect on just how much and how fast global temperatures will rise absent any targeted emission control policies.[12]

Impact on Emission Control Regulations
The concern over climate change is real. While there appears to be some agreement in the scientific community that the climate system is changing, there is uncertainty about the appropriate actions and timeframes for effective solutions.

Climate change also is certain to be a significant factor in shaping the regulatory landscape in which FirstEnergy will operate for the next 50 years or more. The specific contours of that landscape will be determined, however, by factors that today are difficult to define with certainty. What will be the pace and nature of future climate change? What is the potential impact on socio-economic conditions and the global economy? What is a reasonable time frame for the development and adoption of effective and affordable new technologies? Should a market for carbon be established now to help the developing world move toward advanced technologies? The answers to these questions require thoughtful research and studies. In the meantime, we simply have to use our best judgment — guided by the evolving state of climate change science — to determine the most appropriate response to the issue of climate change.

Sufficient concern exists to give rise to a growing interest in developing policies to regulate emissions of CO2 and other GHGs. FirstEnergy believes that regulations governing CO2 emission levels and reduction standards eventually will be put into effect. Even though the parameters and time line for such standards are unknown, and may remain unknown for some time, we believe that considering the possibility of future GHG constraints when making strategic investment decisions is responsible and necessary.

To that end, FirstEnergy expects to spend approximately $50 million over the next five years on products, programs and activities that will help reduce GHG emissions or intensity in the near-to-mid term and contribute to the development of technologies and solutions in the long term to help our nation address the issue of climate change. These investments are expected to focus on the following areas:

■
Global Climate Change Policy - Participation in the Global Roundtable on Climate Change, EPRI’s global climate policy costs and benefits research, and EEI and Nuclear Energy Institute global climate change policy subcommittees

10 "Climate Change 2001:  The Scientific Basis."
11 "Inventory of U.S. Greenhouse Gas Emissions and Sinks:  1990-2003."
12 "Climate change Science:  An analysis of Some Key Questions," National Resource Council, National Academy Press, Washington, D.C., 2001.

Issued December 1, 2005                                                             Air Issues Report

■	GHG Reduction Technologies - GHG reduction and electric transportation research sponsored by EPRI, SF6 reduction partnership, Climate VISION

■	CO2 Capture and Storage Technologies - EPRI research, MRCSP, ECO2 carbon capture, Power Partners

■	Advanced Generation Technologies - EPRI advanced coal development and deployment research

■	Fossil Initiatives - Improving turbine efficiencies at the Bruce Mansfield Plant

■	End-user Energy Management - New Jersey's Clean Energy Program, Pennsylvania Sustainable Energy Fund, Ohio energy-efficiency programs

In addition, FirstEnergy anticipates spending approximately $50 million over the next five years to support relicensing and capacity uprates at its non-emitting generating plants, and renewable energy development. These investments are expected to include:

■	Renewal of Nuclear and Hydro Plant Operating Licenses - Helping to ensure the continued operation of our non-emitting generation sources

■	Long-term Contracts for Wind Power - Contracts for an additional 210 MW of renewable wind power

■	Nuclear Plant Uprates - Increasing the capacity of our nuclear plants by some 172 MW

International, Federal and
State Initiatives

Advances in our understanding of the causes and impacts of climate change are giving impetus to international, federal, regional, and state efforts to regulate GHG emissions. Individually and collectively, these emerging and evolving policies and actions eventually may create a domestic market for CO2 and other GHGs similar to that used by the European Union.

International Action
In December 1997, in Kyoto, Japan, the first international agreement specifying GHG emission reduction targets and timetables was established. The agreement, known as the Kyoto Protocol, was signed by the then current Administration in the fall of 1998 but was never ratified by Congress. This agreement would obligate the United States to reduce its CO2 emissions by 7 percent below 1990 levels by about the year 2010. Due to growth in the U.S. economy since 1990, the actual projected reduction for the United States would be more than 30 percent.

The current Administration has announced that, while it intends to pursue measures to reduce GHG intensity, it does not support implementation of the Kyoto Protocol, because the treaty applies only to developed countries — exempting nations with rapidly growing energy demands, such as China, India and Brazil — and implementation of the Protocol would have strong detri-mental effects to the U.S. and world economies.

The treaty finally took effect on February 16, 2005, after being ratified by at least 55 countries accounting for 55 percent of the 1990 CO2 emissions. Several participating countries — most notably those in the European Union — are initiating policies such as emissions trading in an attempt to meet their targets. Many other countries are evaluating options for reducing GHG intensity consistent with the 1992 Framework Convention on Climate Change, but as part of an agreement or approach other than the Kyoto Protocol.

Federal Action: Administration
In February 2002, the Administration proposed the U.S. Global Climate Policy, which challenges U.S. business and industry to slow and eventually reverse growth in GHG emissions without sacrificing economic growth. The Administration’s plan, which is voluntary, relies on the use of a measure known as greenhouse gas intensity — the ratio of emissions to economic output, measured as the amount of greenhouse gas emissions per dollar of GDP. In conjunction with the new policy, a national goal was established of reducing U.S. GHG intensity by 18 percent by 2012.

The Administration also called for an enhanced registry and improved guidelines for reporting emissions and emission reductions. Companies that participate will be permitted to bank their emission reductions in a GHG registry. Under Chapter 1605(b) of the Energy Policy Act, the DOE expects to issue final guidelines by the end of 2005, with an effective date following completion of public review by June 1, 2006.

The Administration has supported the Global Climate Policy with unprecedented funding for climate-change-related programs. The fiscal year 2005 budget called for energy tax incentives that promote GHG emission reductions totaling $680 million this year and $4.1 billion through fiscal year 2009. The tax incentives include credits for the purchase of hybrid and fuel-cell vehicles, residential solar heating systems, energy produced from landfill gas, electricity produced from alternative energy sources such as wind and biomass, and combined heat and power systems.

Air Issues Report                                                                      Issued December 1, 2005

In February 2003, the DOE launched Climate VISION, a voluntary public-private partnership designed to help U.S. business and industry respond to the President’s challenge to reduce GHG intensity by 18 percent during the next decade. The utility sector, including FirstEnergy, is participating in Climate VISION through a voluntary program coordinated by EEI called Power PartnersSM.

Federal Action: The Energy Policy
Act of 2005
Congress took a step toward addressing climate change with passage of the Energy Policy Act of 2005, which was signed into law in August. Title XVI of the Act creates incentives for development of technologies to reduce GHG intensity and encourages partnerships with developing nations.

Specifically, the Energy Policy Act provides incentives for development of low or non-GHG-emitting generation, advanced nuclear generation and systems, advanced coal generation, and renewable energy technologies, as well as technologies for carbon capture and sequestration, fuel cell research, improved energy efficiency and energy conservation. We believe this is an important step in the development, demonstration, commercialization and deployment of emerging and new technologies that will help move the nation toward significant, long-term reductions in GHG intensity.

Title XVI of the Energy Policy Act was based on three climate bills introduced by Senator Hagel (R-Nebraska) that dealt with the international, domestic and tax components of the climate issue. Considered together, Sen. Hagel’s approach represented a three-pronged strategy to assist developing countries in reducing GHG emissions and also extend existing research and development tax incentives. By encouraging a technological solution to global climate change, we believe this to be a reasoned approach to the issue. The proposals were:

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Climate Change Technology Deployment in Developing Countries Act (S. 386). This bill proposed integrating into U.S. foreign policy the goal of reducing GHG intensity in developing nations by assisting developing countries in their efforts to reduced GHG emissions and promoting the adoption of proven control technologies in such countries.

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Climate Change Technology Tax Incentives Act (S. 387). This bill proposed tax incentives (credits) for investments in GHG intensity reduction projects and for investments in, and production from, certain advanced clean-coal technologies and nuclear power facilities.

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Climate Change Technology Deployment and Infrastructure Credit Act (S. 388).  This bill largely paralleled the Administration’s approach to climate change, with a heavy reliance on technology and voluntary programs. The bill proposed loans, investment protection and power production tax incentives for U.S. businesses investing in advanced climate technology over a 5- to 7-year period.

International Developments
The Administration recently pledged support for two international initiatives designed to address climate change on a global level. The first, a Plan of Action agreed to by leaders at the 2005 G8 Summit in Gleneagles, Scotland, focuses on improving energy efficiency; promoting developments in nuclear power, clean-coal technologies, renewable energy and power transmission enhancements; and supporting research and development. The Plan includes both developed and developing nations. The second, the new Asia-Pacific Partnership on Clean Development and Climate, is a results-oriented initiative that will look at ways to ensure adequate energy supplies while addressing emission reductions, energy security and climate change concerns. In addition to the United States, the partnership includes Australia, China, India, Japan and South Korea.

State Initiatives
A number of state governments have taken steps to begin regulating GHG emissions. State actions that directly impact FirstEnergy companies include:

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Regional Greenhouse Gas Initiative (RGGI) -  In 2003, RGGI was formed by nine Northeast states “to discuss the design of a regional cap-and-trade program initially covering carbon-dioxide emissions from power plants in the region.” Participating states include Connecticut, Delaware, Maine, Massachu-setts, New Hampshire, New Jersey, New York, Rhode Island and Vermont. Maryland, Pennsylvania and the District of Columbia are observing. RGGI has commissioned modeling of both the impact on the electric sector and the region’s overall economy. In August 2005, the group reached a preliminary agreement to cap emissions of GHGs from power plants begin-ning in 2009, followed by a ten-percent reduc-tion between 2015 and 2020. In Octo-ber, New Jersey took the additional step of classifying CO2 as an air contaminant, laying the groundwork for a regional GHG initiative to reduce CO2.

Issued December 1, 2005                                                             Air Issues Report

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Renewable Portfolio Standards - New Jersey and Pennsylvania are among 18 states that have adopted renewable portfolio standards requiring utilities to provide increasing percentages of their power from renewable sources such as wind and solar, thereby reducing CO2 emissions. New Jersey’s Renewable Portfolio Standard, which went into effect March 7, 2005, requires electric distribution companies to provide a certain percentage of their customers’ electricity usage from renewable sources. This percentage begins at 3.25 percent in 2004-2005, and increases to 6.5 percent in 2008-2009. The Board of Public Utilities in New Jersey is considering an increase in the standard to 20 percent by 2020. Pennsylvania's Alternative Energy Portfolio Standard requires distribution companies to provide at least 1.5 percent of their customers' usage from renewable sources (such as solar, wind, low-impact hydro, geothermal, biomass, biomethane, coal mine methane, and fuel cells) by 2007, with increases each year to reach 8 percent by 2020. The state also requires at least 4.2 percent from alternative generation sources in 2006-2010, increasing to 10 percent by 2020. These sources include waste coal, distributed generation, demand-side management, large-scale hydro, municipal solid waste, wood/ pulp byproducts, and integrated combined coal gasification technology.

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New Jersey’s Clean Energy Program - FirstEnergy’s JCP&L subsidiary has helped manage this program for its customers since the program’s inception in May 2001. During the initial four-year period of the energy-efficiency component of the program, an estimated 169,000 metric tons of CO2 have been avoided through a range of initiatives, including rebates, discounts, and delivery of energy-efficiency and renewable energy products and services to JCP&L customers in New Jersey. If these savings are extrapolated to the expected lives of the installed energy-efficiency measures, the lifetime CO2 emissions avoided would be more than 1,339,000 metric tons.

Voluntary CO2 Reduction Efforts

We support voluntary efforts to reduce, avoid and sequester CO2 and GHGs, including:

■	Legislation promoting enhanced climate technology research, development and deployment programs consistent with overall U.S. energy strategy

■	Legislation providing incentives to encourage voluntary GHG-reduction actions and ensure that companies are not penalized for actions already taken or for voluntary initiatives

■	International outreach programs by the U.S. government to address the global nature of climate change issues through research, development, deployment and technology transfer

The fact is, there are no cost-effective, commercially viable and available control technologies for reducing CO2 emissions from electric generating plants. FirstEnergy believes more time is needed to develop technologies that will cost-effectively capture and sequester CO2 and other GHGs. In the meantime, we continue to be an active partner in a number of successful voluntary efforts to reduce emissions of CO2 and other GHGs.

Voluntary GHG-Reduction Programs and Partnerships
FirstEnergy already has made significant voluntary reductions in CO2 and other GHGs. As reported in our 1605(b) filing with the DOE, annual reductions of CO2 emissions have averaged 8.9 million tons through improvements in plant efficiency, reduced business travel, uprates at nuclear plants, reductions in SF6 emissions and tree planting. In the 14 years that we have made this voluntary reporting, we have reduced the equivalent of more than 125 million tons of CO2. We support and are working aggressively to help the nation achieve the 18-percent reduction in CO2 emissions intensity over the next ten years called for in the Administration’s Global Climate Policy. One way we are doing that is through our involvement in a number of voluntary programs and partnerships working to advance control technology research, development and deployment for the purpose of reducing, avoiding, and sequestering GHGs. They include:

Air Issues Report                                                                      Issued December 1, 2005

■  Climate Challenge - In 1995, Ohio Edison, Centerior Energy (the former parent company of The Cleveland Electric Illuminating Company and Toledo Edison), and GPU (the former parent company of Met-Ed, Penelec, and JC&L), working through EEI, made commitments to the DOE’s Climate Challenge program to take voluntary actions to reduce, sequester, or avoid emissions of GHGs. To accomplish this objective, we have improved our operational efficiencies, diversified our generation and fuel mixes, and increased our reliance on renewable energy sources. Specifically, we have:

–	Retired older, coal-based boilers

–	Exchanged generation assets resulting in a net decrease in CO2-emitting generation systemwide

–	Improved the efficiency at our fossil-fuel power plants

–	Switched to lower-carbon fuels, including the addition of 1,155 MW of new, natural-gas-fired generation capacity

–	Improved the availability and capacity factors of our nuclear units (which do not emit any GHGs), with additional uprates in process

–	Conducted tree planting and forest-management activities

–	Entered into contracts to purchase the output of wind generators in the region

Across the country, this joint government industry partnership has eliminated 237 million metric tons of CO2 in the year 2000 alone.13  The success of the Climate Challenge partnership has demonstrated the benefits of voluntary climate change approaches that rely on flexible programs and an aggressive use of  technology and good practices, rather than mandatory targets and timetables, to reduce GHG emissions.

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UtiliTree Carbon Company - The non-profit UtiliTree Carbon Company was formed as a part of the Climate Challenge Program. UtiliTree has committed more than $2.5 million to carbon management programs, which have included such programs as forest restoration, carbon sequestration and logging reduction. FirstEnergy currently is participating in nine UtiliTree projects.

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Power Partners - In 2002, FirstEnergy joined Power Partners, another joint program between electric utilities and the DOE. Power Partners seeks to achieve cost-effective CO2 reductions through strategies such as improved energy efficiency, increased investments in research and development, technological innovation and market-based initiatives. This voluntary program was developed to support the Administration’s Global Climate Change Policy. Currently, FirstEnergy is participating in three Power Partners initiatives: Power Tree Carbon Company, Coal Combustion Products Partnership, and the Abandoned Mine Land Restoration effort.

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Voluntary Reporting of GHG Emissions - Also in support of the Administration’s Global Climate Change policy, FirstEnergy monitors and reports GHG emissions under the Energy Policy Act Chapter 1605(B) voluntary reporting guidelines, which were revised in 2002 by the DOE to enhance measurement accuracy, reliability, and verification, and to facilitate working with, and taking into account, emerging domestic and international approaches.

13http://www.climatevision.gov/sectors/electricpower/pdfs/power_partners.pdf

Issued December 1, 2005                                                                                                         Air Issues Report

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Climate VISION - In February 2003, the DOE launched the Climate VISION program, a voluntary public-private partnership to pursue cost-effective initiatives that will reduce the projected growth in America’s GHG emissions. In December 2004, the heads of seven power sector groups signed the umbrella Climate VISION Memorandum of Understanding (MOU) with DOE. The MOU voluntarily commits the electric power industry, through EEI, to collectively reduce carbon intensity by an equivalent of 3 to 5 percent from 2002 to 2012. The members of EEI will reach agreement on the appropriate metrics for measuring carbon intensity, and each utility will develop a plan for achieving the reductions. FirstEnergy also is playing its part in the industry response to Climate VISION through its participation in EEI’s Power Partners and other voluntary programs.

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SF6 Emissions Reduction Partnership - FirstEnergy has been a participant in the U.S. EPA’s SF6 Emissions Reduction Partnership for Electric Power Systems since the program’s inception. As a member of this partnership, FirstEnergy has voluntarily agreed to reduce emissions of SF6 by 5 percent per year. Since 1998, the company has reduced emissions of SF6 by 3.5 tons, or 11.1 percent, through equipment replacement and enhanced maintenance procedures. Because SF6 is a particularly potent greenhouse gas, this reduction is equivalent to reducing CO2 by 83,000 tons.

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Midwest Regional Carbon Sequestration Partnership - FirstEnergy is committed to the development of CO2 sequestration projects through the MRCSP. This study is part of a DOE research initiative called FutureGen, a project to develop a virtually emission-free, coal-based electric generation and hydrogen production plant. FirstEnergy has committed $25,000 to support the Phase I study, led by Battelle Memorial Institute, to assess geological (deep underground) and terrestrial (vegetation and soil) sequestration potential for CO2 in the Midwest region. We also have submitted a project proposal as a host site for the DOE-sponsored Phase II project in our region.

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Abraham Woods Wildlife Sanctuary - FirstEnergy sponsored the development of  the Ohio Department of Natural Resources’ wildlife sanctuary, Abraham Woods, a 69-acre park in northwest Ohio. FirstEnergy supported the planting of more than 29,000 hardwood trees. It is estimated that in 70 years, these trees will have absorbed and stored about 8,000 tons of carbon from the atmosphere, helping to lessen the effect of energy production on our environment.

■	Urban Reforestation - Each year, FirstEnergy distributes free seedlings of Chinese dogwood trees to customers in observance of Arbor Day. These trees help control CO2.

■	EPRI CoalFleet for Tomorrow - FirstEnergy has joined EPRI in a partnership to evaluate and help develop the next generation of clean-coal technologies.

FirstEnergy’s CO2 Emission Projections

FirstEnergy has prepared two different estimates (minimum and maximum) of the company’s CO2 emissions through 2020, assuming a range of potential responses to the U.S. EPA’s CAIR and CAMR rules. The precise impact of these regulations on our coal-based generation assets will depend on the economics of capital investment in emission controls (which would lower dispatch costs and increase economic generation) versus emission allowance purchases and/or unit retirements.

As mentioned in Chapter 3 of this report, FirstEnergy exchanged generation assets with Duquesne Light in 1999. This asset exchange increased our nuclear generation and decreased our coal-based generation. One result of this exchange was to increase our fuel diversity and therefore reduce both absolute CO2 emissions and emissions intensity of our generation fleet. This reduced the potential impact of CO2 constraints on our generation fleet and provides us significant differentiation and competitive advantage compared with other regional generators. As a result, we present our CO2 emission projections in two ways, first without consideration of the asset exchange and then with consideration of the asset exchange.

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CO2 Emissions Projections Without Asset Exchange Units The next two charts show the historical emissions and emission intensity from our generation fleet without including the emissions from the units that we exchanged in 1999 and the range of percentage change from 1990 levels. The projected range of CO2 emissions increases to between 7.3 percent and 19.6 percent above 1990 levels by 2012 and is estimated to decline to a maximum of 13.6 percent or a minimum of 2 percent above 1990 levels by 2020. However, the projected maximum emissions intensity is projected to decline by 11.3 percent to 15.3 percent below 1990 levels by 2012 and be as much as 13.4 percent to 17.3 percent below 1990 levels by 2020.

Air Issues Report                                                                      Issued December 1, 2005

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CO2 Emissions Projections With Asset Exchange Units— The next two charts show the historical emissions and emission intensity from our generation fleet including the emissions from the units that we exchanged in 1999 and the range of percentage change of the current fleet from 1990 levels. The projected range of CO2 emissions increases to between 8.7 percent below to 1.7 percent above 1990 levels by 2012 and is estimated to be as much as 3.4 percent to 13.3 percent below 1990 levels by 2020. The projected intensity is projected to decline by 15.9 percent to 19.7 percent below 1990 levels by 2012 and be as much as 17.9 percent to 21.7 percent below 1990 levels by 2020.

Issued December 1, 2005                                                                 Air Issues Report

Assessment
Modeling the impact of any proposed federal or state CO2 emissions program is difficult due to the many uncertainties about how such a program would be implemented (including reduction requirements, sectors included/ excluded, timing, etc.). However, several organizations have modeled the impact of the Climate Stewardship Act of 2003 (the McCain-Lieberman proposal). The DOE’s EIA, Massachusetts Institute of Technology (MIT) and Charles River Associates (CRA) all have modeled the potential impact of McCain-Lieberman (expressed as price per ton of CO2) with some variations in input and output assumptions and conclusions, namely regarding natural gas supply and demand and pricing.

Even though assumptions vary for the three forecasts, we can utilize this range of potential CO2 allowance prices to illustrate the potential impact on FirstEnergy’s generating costs relative to other large generators in our region. To do this, we combined the lowest estimated CO2 allowance prices (MIT) and the highest estimated CO2 allowance prices (EIA) with FirstEnergy’s low-case and high-case generation estimates. It should be noted that this is a simplified assumption because we did not model a federal or state CO2 program to arrive at our generation estimates. A forecast of FirstEnergy’s generation under a CO2 cap could, in fact, produce vastly different generation levels depending on CO2 allowance prices, natural gas prices and the corresponding impacts on wholesale electric market prices. Also, we note that this example is exclusive of any allocated CO2 allowances, which would serve to mitigate some of the estimated additional cost.

Even though these numbers (especially in 2020) may seem high at first glance, in our market area (ECAR & PJM), FirstEnergy would be at the low end of potential CO2 costs. This is due primarily to our non-emitting nuclear plants, which accounted for 40 percent of FirstEnergy’s total electricity production in 2004. As indicated in the following table, FirstEnergy is the third-largest electricity producer in the region. At the same time, assum-ing the 2004 generation mix is constant into the future, we would have one of the lowest carbon intensities and, therefore, costs based on our CO2 emissions per MWh of generation. If regional electricity prices fully reflect the projected increase in CO2-related costs, FirstEnergy potentially could see an increase in operating margin (revenues less dispatch costs).

In a CO2-constrained economy, FirstEnergy’s coal-based generation fleet will face additional costs. However, much uncertainty remains as to whether these additional costs will drive margins to a point where it becomes uneconomic to continue operation of the coal-based units.

Natural gas, while producing 30 percent less CO2 than coal, faces supply, cost and infrastructure constraints that would make it an unlikely choice for addressing climate change. Depending on the region, season and time of day, natural gas combined-cycle plants are the marginal units — i.e., the last unit dispatched in order to meet load, which in turn sets the market price in a particular region. The number of hours that natural gas units will function as marginal units is expected to grow into the future. In such an environment, coal-based units will have to meet or beat the dispatch cost of these combined-cycle gas units in order to continue operating. The biggest single component of a combined-cycle gas unit’s dispatch cost is the delivered price of natural gas. Given its low emissions of SO2 and NOx, the next biggest potential dispatch cost component in the future could be CO2, depending upon the level of CO2 emission allowance prices (assuming a cap-and-trade system is implemented).

Air Issues Report                                                                      Issued December 1, 2005

To analyze potential impacts to a baseload coal-based unit in such an environment, we constructed a scenario in which a new natural gas combined-cycle unit is the marginal unit (i.e., the price setter). We calculated the required natural gas price that would equal the dispatch cost of a typical baseload coal-based unit, given varying natural gas and CO2 allowance price combinations.

For example, if natural gas prices were $7/mmBtu, it would take a CO2 allowance price of $50/ton or greater in order for a natural gas unit to beat the dispatch cost of a baseload coal-based unit. Even without considering the impact of a state or federal CO2 program, some natural gas forecasters are predicting prices in that range. Any upward pressure on natural gas demand due to CO2 compliance decisions would tend to drive natural gas prices even higher. Given this dynamic, we believe FirstEnergy’s baseload coal-based capacity should be well positioned to continue operating profitably into the future.

The remaining coal-based units in FirstEnergy’s fleet are considered intermediate units — i.e., they operate to regulate the hour-to-hour changes in regional load rather than running at high levels every hour as base-load units do. These intermediate units typically have lower heat rates and less-efficient emission controls than a typical coal-based baseload unit, resulting in higher dispatch costs. A CO2 program may make some of these units uneconomical to run, depending on natural gas and CO2 emission allowance prices.

Unlike baseload units, an intermediate coal-based unit breaks even with combined-cycle natural gas generation (burning $7/mmBtu fuel) at a CO2 price of $17/ton or greater — which is well within the potential CO2 price forecast range of $14 to $34/ton in 2020. If it were economical to install more efficient emission controls (for SO2, NOx  or mercury) on these units, the break-even CO2 price would be higher. Another potential scenario could have less efficient (i.e., higher dispatch cost) intermediate coal-based units as the marginal units. If FirstEnergy’s intermediate coal-based units are more efficient (i.e., lower dispatch cost) than the marginal unit, they could possibly continue to operate.

Looking Ahead
We can observe a clear trend across the world, and (on a smaller scale) in states across the nation, toward CO2 and GHG regulations. We can reasonably expect federal GHG emission standards and controls at some point. However, what we don’t know far exceeds, in quantity and magnitude, what we do know.

The unanswered questions are numerous: Will future regulations focus only on CO2, or will other GHGs be targeted? What sources of GHGs will be the focus of future regulations? Will emissions trading be part of the regulatory frame-work? If so, how will the program be structured? How will allowances be allocated? Will utilities be permitted to bank allowances for future use? At what level will caps be set? And what year will be used as the baseline year? What kind of timeline will be established for meeting new standards? Will the regulatory environment allow for recovery of costs associated with compliance?

Issued December 1, 2005                                                             Air Issues Report

All of this uncertainty makes it difficult to determine the potential impact and risks associated with GHG emissions; to make effective, strategic capital investment decisions; and to project our costs, revenues, and profits. A clear national policy on global climate change is needed for FirstEnergy to plan for the future. Nonetheless, we believe FirstEnergy is well-positioned competitively due to our diverse and modern generating fleet, our strategic fuel mix, our installed technologies and planned upgrades, and our strong position as a market leader.

Chapter 6: Risk Mitigation Strategy

Overview

Even with a diverse, balanced generation portfolio, FirstEnergy will continue to rely on coal-based generation. This continued reliance will come with some measure of risk in a regulatory environment as a result of increasingly stringent emission control standards for criteria air pollutants and hazardous air pollutants, and the potential for standards for CO2 and other greenhouse gases.

Managing the risk associated with global climate change policy is by definition an encounter with uncertainty. Even though future constraints on CO2 and other GHG emission standards seem likely, significant questions remain about how stringent regulations will be, how aggressive implementation time lines will be, how much flexibility emission sources will be given to comply with the standards, and more. On top of these unknowns are similar concerns about other air-quality issues and the attendant regulatory, economic and technological ramifications of those issues.

FirstEnergy continues to employ a deliberate, thoughtful and strategic approach to assessing air-quality issues and a full spectrum of options for managing and mitigating risk related to those issues. We believe it is prudent to prepare for a range of possible regulatory approaches to GHG emissions standards — and we are doing so.

Future actions planned to address anticipated and evolving air-quality issues are an obvious focal point for any evaluation of FirstEnergy’s competitive position, market opportunities and investment risk. At the same time, a comprehensive understanding of FirstEnergy’s risk mitigation strategy requires taking into account the company’s past and present actions as well. Believing that federal and/or state GHG emission standards are likely, we have planned — and taken appropriate strategic action — accordingly.

Past Actions

As noted in earlier chapters of this report, FirstEnergy has taken numerous actions that have helped position the company to compete successfully in a regulatory environment characterized by increasingly stringent emission standards and potential GHG emission controls. These actions generally fall within two categories: (1) coal unit shutdowns, which have reduced the company’s reliance on less-efficient, coal-based, CO2-emitting generation; and (2) investment in non-emitting generation, which has allowed FirstEnergy to produce about 40 percent of the electricity we generate from non-emitting, non-fossil-fuel sources.

Coal Unit Shutdowns
FirstEnergy began retiring older and less-efficient coal-based power plants in 1970. During the past 35 years, we have taken 57 of these units, totaling nearly 1,900 MW, out of service.

Investment in Non-emitting Generation
Our ability to produce about 40 percent of our electricity from non-emitting, non-fossil-fuel sources is due to investments the companies made during the 1970s and 1980s to build a nuclear power portfolio that now includes:

■	Beaver Valley Plant, Units 1 & 2

–	Pressurized water reactors located in Shippingport, PA

–	Unit 1: 821 MW capacity; Unit 2: 831 MW capacity

–	Commercial operation began in 1976 and 1987, respectively

■	Davis-Besse Plant

–	Pressurized water reactor located in Oak Harbor, OH

–	883 MW capacity

–	Commercial operation began in 1977

■	Perry Plant

–	Boiling water reactor located in Perry, OH

–	1,260 MW capacity

–	Commercial operation began in 1987

Air Issues Report                                                                      Issued December 1, 2005

FirstEnergy’s substantial nuclear generation capacity allows the company to avoid emitting about 25 million tons of CO2, 166,000 tons of SO2 and 62,000 tons of NOx that otherwise would be emitted annually if coal- or gas-fired generation were used instead. The strategic value of our nuclear fleet will only increase with the implementation of the U.S. EPA’s new CAIR and CAMR rules, as well as the potential implementation of first-ever federal emission standards for GHGs.

Long term, additional generation capacity is available from power uprates at all four nuclear units, and in some cases that work already is under way. A summary and time line for the planned uprates and enhancement of FirstEnergy’s nuclear output are provided later in this chapter.

Present Actions
FirstEnergy’s current and ongoing actions to minimize risk associated with air-quality issues, particularly those associated with potential CO2 and other GHG emissions, generally can be grouped into three categories: (a) research projects dealing with advanced coal generation, CO2 capture and GHG emission reduction; (b) investment in renewable energy sources that, like the company’s nuclear fleet, do not emit GHGs; and (c) energy-efficiency programs that reduce the amount of CO2 and other GHGs emitted into the atmosphere.

Public Policy
As part of our effort to engage in public policy discussions surrounding issues of importance to our customers and shareholders, we have joined the Global Roundtable on Climate Change, a three-year project to analyze and evaluate climate change issues. This forum comprising 150 high-level representatives of critical stakeholder groups engages in discussion, analysis and exploration of areas of potential consensus regarding core scientific, technological and economic issues critical to shaping sound public policies on climate change. Participants are drawn from all regions of the world and every major economic sector, and include leading figures from international organizations, national and local governments, business, academia and non-governmental organizations.

We also engage in public policy discussions through our participation in the Nuclear Energy Institute's (NEI) environmental committee, EEI's subcommittee on global climate change, EPRI's environmental council and the Pennsylvania Energy Advisory Board of the Department of Environmental Protection. These groups focus on ways to reduce emissions of SO2, NOx,  mercury and CO2 through upgrading and relicensing nuclear power plants, developing advanced technologies for coal, and promoting the use of renewable energy.

Research
Clean coal power will play a vital role in the ability of FirstEnergy and the power industry in general to meet more stringent regulations of criteria air pollutants and hazardous air pollutants, as well as expected CO2 regulations. For that reason, FirstEnergy is participating in a number of research projects focused on advanced coal generation systems, CO2 capture and GHG reduction options. The company’s involvement and investment in these programs are an important component of our ongoing efforts to mitigate risk associated with air-quality issues and to position the company to operate successfully in the carbon-constrained regulatory environment we expect to take shape in the future.

Following are brief descriptions of major research projects14  in which FirstEnergy participates to aid in responding strategically to the uncertainties of global climate change policy and a carbon-constrained regulatory environment:

■	CoalFleet for Tomorrow - FirstEnergy is a partner with EPRI and other utility companies in a project designed to accelerate the deployment of clean, efficient, advanced coal technology and to develop options for managing CO2 emissions from power plants. The goal of this project is to enable advanced coal generation technologies to be financially, environmentally and operationally viable options in the future. While initially concentrating on development of IGCC technology in the 2005 to 2015 time frame, CoalFleet for Tomorrow also will address other advanced coal technologies such as ultra-supercritical pulverized coal and supercritical circulating fluidized bed combustion, as well as options for CO2 capture and sequestration, to support their commercial availability by 2015 to 2020. Near-term, the project seeks deployment of advanced coal power plants with consideration given to future retrofit CO2-capture capability; longer term, the objective is advanced power plants that are capable of, or equipped with, CO2-capture systems.

14 Many of the research project descriptions contained in this section borrow liberally from formal project descriptions prepared by EPRI and presented in various EPRI documents. FirstEnergy is grateful to EPRI for providing these source materials.

Issued December 1, 2005                                                             Air Issues Report

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ECO Technology - A new, multi-pollutant control technology is being tested at FirstEnergy’s R.E. Burger Plant near Shadyside, Ohio. A 50-MW commercial scale demonstration of the ECO technology, developed by New Hampshire-based Powerspan, currently is being conducted at the plant. FirstEnergy has a 25-percent share in the financial commitment to make this new and exciting technology available on a commercial basis. The ECO technology is designed to reduce NOx, SO2, fine particulates and mercury emissions. Powerspan has entered into a Cooperative Research and Development Agreement with the DOE to commercialize the technology to cost-effectively capture CO2 from pulverized coal boilers using ammonia. Powerspan plans to integrate CO2 capture with its multi-pollutant ECO technology and conduct pilot tests of the technology in 2006. This CO2 capture technology will be demonstrated at our R.E. Burger power plant.

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Future Coal Generation Options - This EPRI program provides participating utilities with objective technical, economic, and operational evaluations of major clean-coal technologies. This program explores how increasingly stringent environmental requirements could impact plant capital and operating costs. In particular, the program evaluates scenarios that require industrywide reductions in CO2 emissions. Because the next generation of coal plants also may be required to capture CO2 for use or sequestration, the program also incorporates work on adapting CO2 capture solutions developed in other industries for the power plant environment.

The program includes two major project sets:

–
One set of projects in this program focuses on the economics, status and evaluation of clean-coal generation options. The information and tools provided in these projects will assist FirstEnergy in evaluating available clean-coal generation options using both conventional financial analysis and market analysis techniques used by financial institutions to assess economic benefits and degrees of risk.

–
A second set of projects in this program focuses on options for CO2 emission reductions. The information and tools provided in these projects will assist FirstEnergy in evaluating technology, fuel and fleet options for conforming to a range of possible CO2 emission reduction requirements. The project also will be helpful in assessing the financial impact of implementing various CO2 reduction options in new and existing fossil-fuel power plants.

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Global Climate Policy Costs and Benefits -This EPRI program provides crucial information for making environmentally effective and economically efficient global climate policy decisions. The work consists of three main components:

–	Analysis of the impacts of climate policy proposals on local, domestic and international economies

–	Analysis of the vulnerability of human health, ecosystems and market-based systems to climate change, and measures to strengthen adaptive capacities

–	Integrated assessment of the potential costs and benefits of climate change management proposals

FirstEnergy’s participation in this research project will enhance the role the company can play in helping to define the scientific, economic and technological concerns and analyses that are integrated into policy debates on global climate change. Our involvement in the policymaking process can help control the company’s degree of risk from such policies.

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Greenhouse Gas Reduction Options - This EPRI program provides vital insights regarding the costs, availability, performance and potential risks of GHG emission reduction, as well as mitigation options and investment strategies for expanding these options over time. The program has three main emphases:

–
Assessing and demonstrating the technical, environmental and economic feasibility of a range of CO2 reduction options, both indirectly through informing improved climate technology policy and directly through carrying out carefully focused research efforts

Air Issues Report                                                                      Issued December 1, 2005

–	Expanding the set of allowable options by informing the development of efficient market mechanisms (e.g., emissions trading) for GHG mitigation

–	Developing information and methods to support corporate GHG decision making

This research project performs technical and economic assessments of specific technologies, currently focused on sequestration, and makes focused investments in exploration of new technologies (e.g., carbon capture and disposal regional test centers). The program will help FirstEnergy respond to existing regulations; understand and evaluate strengths and weak-nesses of alternative emission reduction options; evaluate and choose whether to take voluntary actions; understand operational and financial impacts of possible future regulation; identify hedging strategies that may reduce exposure to future regulation; and evaluate investments for coping with GHG reduction requirements.

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Advanced Nuclear Research - Nuclear energy is an important part of FirstEnergy’s generation mix. As a non-emitting technology, our nuclear plants help us avoid some 25 million tons of CO2 annually. While we have no plans to build new nuclear plants, we recognize the role nuclear power will play in meeting the nation’s future energy needs. For that reason, we are funding a research portfolio through EPRI that addresses key issues related to nuclear power, both now and in the future. They include:

–	Upgrades and improvements to new light water reactor designs

–	Developing technical content to improve the licensing process

–	Using new technologies to reduce the cost of building new nuclear plants

–	Addressing technical challenges for advanced non-light water designs

–	Technology to support the role of nuclear power in the hydrogen economy

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Electric Transportation Program - This EPRI program highlights the economic and environmental value of electric-drive transportation and seeks to accelerate the market penetration of non-emitting electric vehicles. The program’s advanced electric transportation demonstration projects provide opportunities to asses the value of electric transportation in a variety of operational settings, and range from demonstration of electric drive vehicles to the establishment of infrastructure to enable electrification.

For FirstEnergy, any resulting mobile emission reductions from the use of electric vehicles will enhance environmental compliance and potentially lead to emission credits that can help level the playing field between mobile and stationary emission sources. The company currently is engaged in discussions with customers and communities about several electric transportation demonstration projects, both on-road and off-road. One technology we are exploring is plug-in hybrid vehicles, in which on-road vehicles are configured with both an internal combustion engine and a battery-powered electric motor, and batteries are charged through regenerative braking or a plug-in charging station. This technology has a number of potential economic and environmental benefits, including:

–	Reduced CO2 emissions

–	Reduced urban air pollution by increasing the number of zero-emission miles

–	Reduced fuel costs (electricity as a fuel is about 20 percent of the cost of petroleum)

–	Improved lifecycle costs

–	Greater diversity for transportation energy sources

–	Expanded use of renewable energy, matching load profile to renewables, i.e. wind energy generated at night to recharge electric vehicles

–	Enhanced utilization of current excess off-peak capacity estimated to be approximately 10,000-15,000 MW nationwide

–	Energy security

In addition, the technology may provide opportunities for cost reductions, fuel flexibility for fuel cell vehicles, and cleaner distributed energy using vehicle-to-grid power capability.

Other transportation-related initiatives include work with the University of Toledo’s Intermodal Transportation Institute and Ohio manufacturers to produce components for the next generation of electric hybrid vehicles, an exploration of the potential for truck-stop electrification, and a study of the feasibility of electric-powered forklift trucks.

Issued December 1, 2005                                                                 Air Issues Report

Renewable Energy Sources
Renewable energy is generally defined as any source that is continually replenished, as distinct from fossil fuels (e.g., coal, oil and gas) in which supplies are drawn down and depleted over time without any mechanism to adequately replace them. All renewable sources ultimately are powered by the sun — through direct radiation, plant growth and heating of the atmosphere, which in turn produces wind and drives water cycles — and heating of the earth. (Tidal power and some wave action are caused by planetary motion, with wind also contributing to waves.)

Each renewable resource category encompasses many variations of process, technology, and time and place. Before the era of fossil fuels, all of humankind's energy use was based on renewable sources. The low cost and immense scale of fossil fuel use resulted in renewable resources playing a much smaller role, relatively speaking, over time. Major obstacles to the reemergence of renewable energy sources include capital and operating cost, operational scale, and entrenched interests and habits.

A renaissance has been under way for several decades, however, as environmental and resource concerns have become more significant and technology has advanced dramatically. In almost all categories, dramatic cost reductions during the past 30 years have brought renewables much closer to parity with dominant nonrenew-able supplies, particularly when so-called external costs are considered. Global climate change due to GHGs is a major externality that is of increasing concern to society. Renewable energy can help mitigate GHGs directly because renewables do not add net CO2 to the atmosphere.

FirstEnergy currently has, through direct ownership or power-purchase agreements, 107 MW of renewable capacity, and we expect to add 210 MW of additional wind power during the next two years. The following chart provides an overview of FirstEnergy’s current and planned renewable energy capacity and generation output.

FirstEnergy’s renewable energy investments include:

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Wind Generation - FirstEnergy has a 20-year power-purchase agreement for the output of the Meyersdale Wind Farm, a 30-MW wind generation farm in Somerset County, Pennsylvania. Developed by Zilkha Renewable Energy in partnership with Atlantic Renewable Energy Corp., and now owned by FPL Wind, the wind generation farm came on line in December 2003. As noted above, we expect to enter into agreements for the purchase of an additional 210 MW of wind power in the next two years.

■
Hydro Generation - FirstEnergy operates one renewable hydroelectric generation station. The York Haven Hydroelectric Station is a 19-MW run-of-river, low-head hydroelectric project located just south of Harrisburg, Pennsylvania. Originally constructed in 1904, the station utilizes the power of the Susquehanna River to generate electricity to serve customers of FirstEnergy's Met-Ed operating company.

■
Non-Utility Generation Sources (NUGs) - FirstEnergy’s renewable energy capacity includes 58 MW of non-utility generation sources (NUGs) that meet the renewable energy criteria for either New Jersey or Pennsylvania by producing electricity from landfill gas, solid waste, small and low-power hydro and waste coal.

■
Solar Generation - Through a joint venture, FirstEnergy owns and operates two 100-kW solar electric power plants in California (Solar Berkeley and Solar 2000), both of which have been in operation for more than five years. The energy generated at these two plants is sold to a green power marketer under long-term power-purchase agreements.

Note: Because these two solar plants do not provide power to serve FirstEnergy company customers, the plants are not included in any of the calculations, or in any of the accompanying charts, in this chapter. They are cited here as an example of FirstEnergy’s proactive approach to study, develop, and deploy new non-emitting technologies.

Air Issues Report                                                                      Issued December 1, 2005

The wind, hydro and NUG units displace less-efficient, higher-cost, fossil-fuel generating units and their associated emissions of SO2, NOx, mercury, and CO2. To quantify the impact, we calculated the average emissions for the marginal fossil-fuel units, beginning with data from PJM’s15  State of the Market report.

We estimated the impact of these renewable energy units on emissions by considering the capacity factors and weight-averaged emissions of the generation that would be displaced in the PJM market. The estimate of emissions avoided is shown in the table.

Renewables will never fully replace fossil units due to the variability of their generation. However, increased use of renewable generation can have a beneficial impact by reducing total emissions and helping the company meet more stringent emission standards and regulations.

Partnering for the Future — Collaborations
in Renewable Technologies

FirstEnergy is constantly seeking and creating innovative solutions to the ongoing challenge of making the energy generation and delivery system more efficient — and thus more reliable, more affordable and more environmentally responsible. Following are brief descriptions of three small-scale examples of FirstEnergy’s leadership, collaboration and innovation targeted in part at improving energy efficiency and environmental performance.

■
Lake Farmpark Wind-Turbine Generator- FirstEnergy owns and operates a 20-kW wind-turbine generator at Lake Metroparks’ 235-acre Lake Farmpark facility in Kirtland, Ohio. The 100-foot monopole wind-turbine generator assists Lake Farmpark in its dual mission of teaching the public about the role of technology and power in the production of food and other agricultural commodities and providing visitors with a working example of a renewable energy system. Other renewable projects at the site include a vintage windmill that is used to pump water and grind grain, and the first commercial solar electric system in Ohio.

■
Solid Oxide Fuel Cell Pilot Project - FirstEnergy is working with a collaborative that includes EPRI, Case Western Reserve University, Cuyahoga Valley National Park and the DOE on a small-scale fuel cell pilot project. The pilot is exploring the public and environmental benefits of distributed generation. A 5-kW fuel cell was installed in the spring of 2005 and is operating in parallel with our Ohio Edison distribution system.

■
Distributed Resource Projects - FirstEnergy is involved in three micro-turbine demonstration projects in northeast Ohio to study the value of small-scale, on-site, distributed generation as a tool for improving energy efficiency. In one of the three demonstration projects, two 28-kW microturbines are providing electricity, pool water heating and office cooling for Canton (OH) City Schools. Other project partners include the DOE, the Ohio Department of Development’s Office of Energy Efficiency, and the National Association of State Energy Officials.

Energy Efficiency & Renewables
FirstEnergy companies actively promote energy efficiency and work closely with customers to reduce demand and modify usage and load patterns for greater efficiencies and cost savings. Added benefits include enhanced system reliability and reduced emissions.

■
Ohio Energy-efficiency Support -FirstEnergy has a long tradition of supporting customer energy-efficiency improvements. Since 2000, FirstEnergy’s Ohio utility operating companies have contributed $25 million for energy-efficiency and weatherization upgrades to benefit low-income customers. Under this program, FirstEnergy has become the largest Habitat for Humanity sponsor in Ohio, providing funding for the construction of 150 ENERGY STAR® homes in its Ohio service area. According to an impact study conducted by the Ohio Home Weatherization Assistance Program, these energy-efficient homes reduce the demand for energy from power plants and avoid annual emissions of about 300 tons of CO2, 1,200 pounds of SO2 and 450 pounds of NOx.

15 Pennsylvania-New Jersey-Maryland Interconnection

Issued December 1, 2005                                                                 Air Issues Report

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New Jersey’s Clean Energy Program - FirstEnergy’s operating subsidiary JCP&L offers a broad range of energy-efficiency programs to its residential, commercial, and industrial customers by helping to manage New Jersey’s Clean Energy Program for its customers. Homeowners, businesses, schools and government agencies can receive technical and financial assistance to integrate energy-efficient and renewable technologies into their facilities. The program can be used for building renovations; equipment upgrades; combined heat and power installations; renewable energy installations; heating, cooling and light systems; and energy-efficiency improvements.

FirstEnergy has helped manage this program since its inception in May 2001. During the initial four-year period of the energy-efficiency component of the program, an estimated 169,000 metric tons of CO2 were avoided through a range of initiatives, including rebates, discounts, and delivery of energy-efficiency products and services for JCP&L customers in New Jersey.  If these savings are extrapolated to the expected lives of the installed energy-efficiency measures, the lifetime CO2 emissions avoided would be more than 1,339,000 metric tons.

New Jersey also offers the CleanPower Choice Program, which gives electric customers the option to pay a premium to encourage the development of clean power sources — such as wind, solar, small or low-impact hydro.

■
Met-Ed and Penelec Sustainable Energy Funds - FirstEnergy subsidiaries Met-Ed and Penelec have contributed a total of $17 million to two sustainable energy funds in Pennsylvania. These funds are used to promote renewable energy technologies, energy conservation, energy efficiency, sustainable energy businesses and environmental improvements. More than $15 million in loans and grants for various beneficial projects have been approved to date.

■
Voluntary Load Reduction and Seasonal Savings Program - These programs, offered by Met-Ed and Penelec, pay customers to reduce load when the PJM Locational Marginal Price (LMP) is high. Customer requirements include a minimum of 50 kW to 100 kW, advanced metering capabilities and Internet accessibility. In the Voluntary Load Reduction component, customers voluntarily commit load reductions to “day-ahead” or “day-of” offers and are paid for energy at a percentage of the LMP. In the Seasonal Savings Program, customers commit to reduce load over the summer for system emergencies or economic energy, and are paid for both energy and capacity values.

Future Actions

FirstEnergy works hard to meet our region’s need for reliable and affordable energy in an environmentally responsible manner. As the demand for electricity continues to grow, so too does our commitment to protect the environment and reduce emissions. While we take pride in our accomplishments to date, and are optimistic about continued positive results from the important work already under way, we will continue to seek new ways to further protect the environment by reducing emissions, managing the use of natural resources wisely, and supporting research on environmental-control technologies.

We expect to meet our voluntary GHG reduction goals by continuous improvements in energy efficiency at our facilities, fuel diversification, employing effective demand-side management programs, increasing our levels of renewable energy, sequestering carbon through forest preservation and planting of trees, purchasing allowances when economically prudent and, possibly, sequestrating GHGs in underground geologic formations.

Voluntary Reductions
As noted throughout this report, FirstEnergy already has made significant voluntary reductions in CO2 and other GHGs. Through these actions, we have reduced CO2 emissions by an average of 8.9 million tons per year since 1990. We support and are working aggressively to help achieve the 18-percent reduction in CO2 emissions intensity called for in President Bush’s Global Climate Policy. We will continue our involvement in a number of voluntary programs and partnerships working to advance control technology research, development, and deployment for the purpose of reducing, avoiding, and sequestering GHGs.

The experience we gain through all of our voluntary efforts will help us to better comply with future requirements. However, our ultimate strategy for complying with potential GHG regulations will depend greatly on the final details and timing of such requirements. We believe a well-constructed policy that uses a phased-in approach to gradually reduce emissions over time can be managed without undue disruption to the company, our customers, or the economy. The future impacts also depend on the pace of deployment of new emerging technologies, as well as the availability and price of natural gas.

Air Issues Report                                                                      Issued December 1, 2005

Sequestration
FirstEnergy is committed to the development of CO2 sequestration projects through its participation in the MRCSP. This study is part of a DOE research initiative called FutureGen, a project to develop a virtually emission-free, coal-based electric generation and hydrogen production plant. FirstEnergy has committed $25,000 to support the Phase I study, led by Battelle Memorial Institute, to assess geological (carbon injection in deep rock formations) and terrestrial (vegetation and soil) sequestration potential for CO2 in the Midwest region. We also were among a number of utilities that submitted project proposals to be host sites for the DOE-sponsored Phase II project in our region. Three quarters of the funding for the $2-million to $4-million project will come from the DOE with the remainder being provided by the partnership. The DOE announced awards for the Carbon Sequestration Partnership Program, Phase II projects on June 9, 2005, and the Midwest region was one of seven regions that received a project award.

Plant Uprates
FirstEnergy’s risk mitigation efforts are likely to be bolstered by significant efforts to increase non-emitting generation capacity (nuclear and wind power) and to improve efficiency through turbine upgrades at the company’s coal-based Bruce Mansfield Plant. Plans also are in place to secure license renewals for all four nuclear units and three hydroelectric plants.

■  Nuclear Plant License Renewals and Uprates - License renewal applications will be filed with the Nuclear Regulatory Commission on the following schedule:

Plans for nuclear plant uprates totaling 172 MW are outlined in the following schedule:

■
Bruce Mansfield Plant Turbine Upgrade - FirstEnergy is in the process of performing an upgrade on all three turbines at the company’s coal-based Bruce Mansfield Plant. The project will replace each turbine rotor with an upgraded, more efficient dense-pack design. The result will be increased MW as a result of improved high-pressure turbine efficiency and increased steam flow through the turbine. The project also will improve the heat rate for each unit. Under optimal conditions — which are dependent on the performance of the boiler, plant cooling system, and other parameters — the improvement in net demonstrated capacity could reach 50 MW for each unit. The upgrades to Unit 1 will be completed in 2005, Unit 2 in 2006, and Unit 3 in 2007.

■	Hydroelectric Generation License Renewals - FirstEnergy’s future plans call for requesting license renewals for three hydroelectric power plants:

–
The York Haven Hydroelectric Station is a 19-MW run-of-river, low-head hydro-electric project located just south of Harrisburg, Pennsylvania. Originally constructed in 1904, the station utilizes the power of the Susquehanna River to generate electricity to serve customers of FirstEnergy operating company Metropolitan Edison. The station’s current FERC license will expire in August 2014; activities associated with relicensing will begin in 2006.

–
The Yards Creek Pumped-Storage Hydro Plant is a 400-MW facility located in north-western New Jersey. FirstEnergy owns half of the capacity of this plant. During off-peak load hours, the plant pumps water from a lower reservoir to an upper storage reservoir. During peak load hours, water is released to three 150-MW generator motors. An auxiliary reservoir, which collects water from nearby Yards Creek, supplements the water needs of the project. The plant’s current FERC license will expire in February 2013; efforts are under way to begin the relicensing of the project under FERC’s newly implemented Integrated Licensing Process.

Issued December 1, 2005                                                                 Air Issues Report

–
The Seneca Pumped-Storage Hydro Plant is a 435-MW facility located in north-western Pennsylvania. The project was constructed in 1965 adjacent to the Army Corps of Engineers’ Kinzua Flood Control Project. During off-peak load hours, water is pumped to a half-mile-diameter asphalt-lined reservoir located above the powerhouse in the Allegheny National Forest. Water is released under various operating scenarios during peak load hours to the facility’s 210 MW, 195 MW and 30 MW generator motors. The plant’s current FERC license will expire in 2015. Activities leading up to the re-licensing of the plant will begin during late 2006.

Chapter 7: Impact
on Customers

Background
While it is still unclear what, if any, actions may be taken to regulate GHG emissions (specifically CO2), it is important to evaluate the impact such potential regulation might have on FirstEnergy customers. While many believe that reducing the impact of climate change will partially offset costs associated with GHG reduction efforts, the following analysis focuses solely on the impact to our customers.

No attempt has been made by FirstEnergy to quantify the CO2 market prices that would result from the various legislative proposals put forth (although estimates made by others are noted in Chapter 5). Instead, FirstEnergy studies have concentrated on two areas. First, factors that might limit conversion of generating units from burning coal to burning natural gas have been examined. Substituting natural gas-fired generation for coal-based generation is probably the simplest way of reducing CO2 emissions from power plants in the near to mid term. Second, we have used electric power price forecasting tools to evaluate the impact of a range of CO2 emission allowance market prices on wholesale electric power prices. These increases are used to estimate the cost impact on FirstEnergy customers.

Regarding this estimate of customer costs, it is important to realize that these costs will be affected not so much by what happens to FirstEnergy generating units, but rather by what happens to all of the generating units in the FirstEnergy market area. Our belief is that no CO2 requirement will be applied prior to the 2010-2015 time period. By this time, the retail sale of electricity in all of the FirstEnergy control areas is scheduled to be fully deregulated. This means that FirstEnergy will have no clearly defined set of generation customers, but rather will sell power generated by its power plants in various possible ways. Power may be sold directly to retail customers, to third parties who sell to retail customers or to the wholesale market. In any of these cases, the retail power prices will be closely related to the wholesale power market prices. It is logical to assume, therefore, that increases in wholesale electric prices due to CO2 regulation will be passed directly on to FirstEnergy (and other) customers.

Limits on Natural Gas Conversion

In 2004, FirstEnergy, with the assistance of Power & Energy Analytic Resources (PEAR), studied the impacts of potential future environmental regulations on emission allowance prices for several emissions. As part of this study, several legislative proposals concerning CO2 regulation were examined. Because the nature of future CO2 regulation, or even whether it would be regulated at all, was so uncertain, no attempt was made to forecast future CO2 emission allowance prices. However, the study did address the question of whether there will be sufficient natural gas supplies in the future to support a significant amount of conversion of existing electric generation plants from coal to natural gas in order to achieve proposed CO2 emissions.

At one time, natural gas was thought to be the fuel of choice in a future CO2-constrained environment. The reason for this is that electric generating units burning natural gas emit up to 40 percent less CO2 than coal-based generating units. On the other hand, the current natural gas supply relative to demand in the U.S. is fairly tight, and natural gas prices have reflected that situation, with natural gas forward prices being at all-time high levels. With the supply of natural gas already constrained, there is concern whether there will be sufficient natural gas available in the future to replace a significant amount of generation that is currently coal-based.

Air Issues Report                                                                      Issued December 1, 2005

In order to investigate this question, FirstEnergy worked with a natural gas forecasting consultant, Energy and Environmental Analysis, Inc. (EEA). EEA employs a fundamental forecasting model to estimate future natural gas prices. As a fundamental model, it incorporates estimates of future natural gas demand and supply to forecast prices. EEA’s forecasts in 2004 indicated that the bulk of incremental new gas supply (i.e., the supply that is most capable of being increased) during the period 2005-2015 would come from liquified natural gas (LNG) imports. The expected amount of natural gas supply forecast by EEA was sufficient to meet the demand proposed by new natural gas-fired generating units, but insufficient to provide for significant conversion of existing coal-based generation to natural gas.

EEA was then asked to estimate the amount that LNG imports could feasibly be increased by 2015, and what impact that would have on the price of natural gas. EEA’s analysis indicated that LNG imports could be increased by 1,500 billion cubic feet (Bcf) per year, or enough to provide for a 300-million tons/year reduction in U.S. CO2 emissions, roughly equivalent to the CO2 reduction required by the first stage of the 2003 McCain-Lieberman bill (S. 139). Since most legislation proposing CO2 regulation requires more stringent reductions of CO2 than the first stage of McCain-Lieberman, converting coal-based generation to burn natural gas is not a viable option.

Our belief that natural gas conversion is not sufficient to meet stringent CO2 reduction requirements is indirectly confirmed by the June 2003 EIA study16  of the impacts of the McCain-Lieberman bill. The EIA study assumes that the CO2 reductions associated with electric generation required by the McCain-Lieberman bill are produced mainly by the following:

■	Significant reductions in electricity demand, driven by large increases in the price of electricity

■	Increases in nuclear generation

■	Significant increases in renewable generation, due mostly to biomass gasification

■  Only moderate increases in natural gas-fired generation

FirstEnergy agrees that the reductions in electricity demand could result from higher electricity prices inherent with CO2 legislation. However, we are skeptical that the large increases in electric generation due to new nuclear generating units and generating units powered by gasified biomass assumed by EIA would be feasible. Consequently, we believe that the only way (if indeed there is any possible way) to achieve large reductions in CO2 emissions is through development, demonstration and commercial deployment of CO2 removal and sequestration technologies for coal-based generating units.

Customer Impacts of CO2 Regulation

CO2 regulation is unlikely to occur until after the time when retail sales (at least the generation portion of them) in the states where FirstEnergy operates are scheduled to be fully deregulated. Because of this, determining the cost impacts of CO2 regulation on FirstEnergy customers is not a matter of calculating the costs associated with FirstEnergy generating units and allocating them to the electric sales within the FirstEnergy service areas. In a deregulated retail environment, FirstEnergy will have no defined generation customers, and the generation portion of the prices that customers pay, whether they are FirstEnergy customers or not, will be market-based and determined by regional generators’ costs to comply. This means that deregulated generation prices, while they will be affected by such factors as customer load factors or marketing costs, will be substantially determined by wholesale energy prices. Because of this, it is reasonable to assume that any increases in wholesale energy prices due to CO2 regulation will flow through into retail energy prices.

To estimate the cost impacts of CO2 regulation on FirstEnergy customers, therefore, it is necessary to determine the impact of CO2  regulation on average annual wholesale energy market prices. These cost impacts are then assumed to apply, on the average, to FirstEnergy retail customers.

FirstEnergy uses software developed by North-Bridge Group for EPRI to forecast wholesale energy market prices. This software involves dispatching all the generation within a forecast area, on an hour-by-hour basis, against the hourly load in that forecast region. Uncertainties in input variables, such as loads or fuel and emission prices, are handled by running 100 probabilistic scenarios.

16 Energy Information Administration, "Analysis of S.139, the Climate Stewardship Act of 2003, SR/OIAF, 2003-02 (Washington, D.C., June 2003).

Issued December 1, 2005                                                                 Air Issues Report

To examine the price impacts of CO2 regulation, three potential CO2 emission allowance price scenarios were evaluated: a low-price forecast ($10/ton CO2), a mid-price scenario ($25/ton CO2) and a high-price scenario ($50/ton CO2). The high-price scenario corresponds approximately to the cost, in 2015 dollars, of CO2 capture and seques-tration from a coal generating unit’s flue gas using monoethanolamine (MEA) technology. The mid-price scenario is similar to the cost of CO2 reduction by natural gas conversion or using the ECO2 technology to remove CO2 from a coal unit’s flue gas. (The costs for the MEA and ECO2 CO2 capture technologies are derived from the February 2005 DOE report, “An Economic Scoping Study for CO2 Capture Using Aqueous Ammonia.”) It should be noted, however, that neither MEA nor ECO2 capture technologies have been deployed on a commercial scale for power plants. Although few, if any, CO2 removal methods could reduce CO2 emissions for $10/ton CO2, the low-price scenario could correspond to a CO2 tax. Average annual all-hours energy market prices were calculated for the Cinergy and PJM Western Hub market hubs. These market hubs are the major trading hubs in the vicinity of FirstEnergy’s generating units and thus should be indicative of the impacts on FirstEnergy’s future retail customers. The following figures show the increase in annual average energy market price for the three CO2 EEA price scenarios in the Cinergy and PJM Western Hub markets.

These graphs illustrate that customer cost impacts from CO2 regulation could be significant (3.5-4.5 cents per kWh) if the CO2 market price is as high as $50/ton CO2. Even the mid-range CO2 price scenario results in customer cost increases on the order of 1.5-2.0 cents per kWh. Are CO2 prices likely to go this high? One indication is the CO2 emission allowance market in Europe, where all members of the European Union are signers of the Kyoto agreement. Thus far during 2005, European CO2 emission allowance prices have increased from approximately $10/ton CO2 to over $30/ton CO2. This would imply that future U.S. CO2 prices would be at least in the mid-range of the prices analyzed. And thus far in Europe, generators have not had to incorporate expensive technology, such as CO2 capture and sequestration for coal units, to comply. Such technology is not yet commercially available. European CO2 prices seem likely to continue to rise, possibly to the $50/ton CO2 level estimated for coal unit CO2 removal.

The cost to FirstEnergy customers for CO2 compliance will of course depend greatly on the stringency of any CO2 regulations adopted. But the costs shown in the above two charts probably represent a reasonable range of costs that would result from CO2 regulation.

Air Issues Report                                                                      Issued December 1, 2005

Chapter 8: Conclusion

At FirstEnergy, we are committed to protecting the environment while meeting our customers’ need for reliable and affordable electricity.

We take pride in our environmental achievements and expect to accomplish even more in the future. We remain active in collaborative projects to help our industry meet the growing needs for electricity, while also addressing environmental concerns.

Since the Clean Air Act amendments of 1990, FirstEnergy companies have reduced emissions of NOx by more than 60 percent and SO2 by nearly 50 percent. Emissions of particulate matter also have declined due to replacements and upgrades of collection equipment. We have retired 57 aging and less efficient coal-based boilers from service, which represent nearly 1,900 megawatts of generation and together used more than three million tons of coal.

However, we acknowledge the need for even greater reductions. We plan to invest more than $1.5 billion over the next several years in environmental systems that will lead to additional, significant reductions in SO2 and NOx at our coal plants.

In addition, our diverse mix of generating resources - with our significant component of non-emitting nuclear capacity - places us in a strong position to meet future environmental requirements.

We also are taking steps to deal with global climate change and CO2 emissions. This report does not attempt to analyze differing scientific opinions about climate change. Rather, it acknowledges that there is growing scientific concern about climate change and seeks to provide an assessment of the impact greenhouse gas reductions may have on FirstEnergy, its customers and shareholders.

Because of global climate change’s wide-ranging impact - including many different sectors of domestic and international economies - we believe the solutions should include specific targets for CO2 reductions and be driven by proven, commercially available technologies, not fractured and segmented by industry or country.

With coal-based electricity being abundant, reliable and less-costly than most other sources of electricity, we owe it to our customers and shareholders to continue our leadership role in helping to develop and deploy advanced clean-coal generating technologies. At the same time, we plan to continue pursuing renewable energy alternatives as part of our overall generation mix.

When it comes to FirstEnergy’s overall commitment to the environment, we hope this report will be viewed as a positive step in helping society develop effective public policies that achieve a proper balance among energy, economic and environmental objectives.

Issued December 1, 2005                                                                 Air Issues Report

Glossary of Terms

Baghouse	An air pollution abatement device that traps particulates (dust) by forcing gas streams through large filter bags, usually made of fiberglass or other synthetic fabrics and coatings.
Baseload	A minimum steady energy requirement.
Cap and trade
An emission trading approach that first sets an overall cap or maximum amount of emissions for a group of sources during a compliance period that will achieve a desired environmental effect. Authorizations to emit in the form of emission allowances are then allocated to the affected sources; the total number of allowances cannot exceed the cap. Sources can choose how to meet emission requirements, including buying or selling allowances on an open market.

Carbon dioxide (CO2)	A colorless, odorless, nonpoisonous gas normally part of ambient air; fossil fuel combustion produces significant quantities of CO2.
Carbon dioxide (CO2) equivalent
A metric measure used to compare the emissions from various greenhouse gases based upon their global warming potential (GWP). Carbon dioxide equivalents are commonly expressed as "million metric tons of carbon dioxide equivalents (MMTCDE)." The carbon dioxide equivalent for a gas is derived by multiplying the tons of the gas by the associated GWP.

Carbon intensity	The relative amount of carbon emitted per unit of energy or fuels consumed.
Carbon sequestration
The capture and storage of carbon dioxide and other greenhouse gases that would otherwise be emitted to the atmosphere. The greenhouse gases can be captured at the point of emission, or they can be removed from the air. The captured gases can be stored in underground reservoirs, dissolved in deep oceans, converted to rock-like solid materials or contained in trees, grasses, soils or algae.

Circulating fluidized bed
A commercially available combustion technology that uses upward-blowing jets of air to suspend a mixture of solid fuel, such as coal or petroleum coke, and a sorbent material such as limestone, throughout the combustion process. This process results in more effective chemical reactions which allow the sorbent to absorb pollutants from the combustion gas. The lower combustion temperature results in lower NOx production as compared to other combustion technologies. This technology reduces the need for external air emission environmental controls.

Clean Air Act
The primary federal law governing the regulation of emissions into the atmosphere. Originally passed in 1963, it has been amended several times, with major changes occurring in 1970 and 1990. In 1970, primary responsibility for administering the Clean Air Act was given to the newly created Environmental Protection Agency. This act required promulgation and ongoing enforcement of National Ambient Air Quality Standards and National Emission Standards for Hazardous Air Pollutants which limit the maximum local concentrations of various air pollutants. In addition, the act limits the amount of various pollutants that vehicles may emit. The 1990 amendments set stricter provisions for motor vehicle emissions, attainment of the National Ambient Air Quality Standards and specific restrictions on use or emissions of chlorofluorocarbons (CFCs), nitrogen oxides (NOx) and sulfur dioxide (SO2). Some of these restrictions involve a system of tradable emissions allowances.

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Glossary of Terms

Combined cycle
An electric generating technology in which electricity is produced from otherwise lost waste heat exiting from one or more gas (combustion) turbines. The exiting heat is routed to a conventional boiler or to a heat recovery steam generator for utilization by a steam turbine in the production of electricity. This process increases the efficiency of the electric generating unit.

Combustion turbine	An electric generating unit in which the prime mover is a gas turbine engine.
Criteria air pollutant
The Clean Air Act targeted six “criteria air pollutants,” which it defined as having the potential to harm human health. They included sulfur dioxide (SO2), nitrogen dioxide (NO2), carbon monoxide (CO), lead (Pb), particulate matter (PM10) and ozone (O3). Nitrogen dioxide is one of several nitrogen oxides (NOx). Ozone, the major component of smog, is formed by a reaction of NOx and volatile organic compounds.

Emission offsets	A rule-making concept whereby approval of a new or modified stationary source of air pollution is conditional on the reduction of emissions from other existing stationary sources of air pollution.
Energy Policy Act of 2005
A comprehensive federal act signed into law in 2005. Some of the key provisions focus on reliability of the electricity system; investment in energy infrastructure systems; support for a stable, diverse supply of fuels for electricity generation; energy efficiency and wise energy use.

Generation-neutral emissions allowance	An emission allowance that is allocated based on the output or megawatts of power produced by a source rather than the input energy.
Geological carbon sequestration	The storage of carbon dioxide in deep underground formations.
Global Warming Potential (GWP)
The index used to translate the level of emissions of various gases into a common measure in order to compare the relative radiative forcing of different gases without directly calculating the changes in atmospheric concentrations. GWPs are calculated as the ratio of the radiative forcing that would result from the emissions of one kilogram of a greenhouse gas to that from emission of one kilogram of carbon dioxide over a period of time (usually 100 years).

Greenhouse gas
The natural and anthropogenic gaseous constituents of the atmosphere that help retain solar radiation by preventing its dissipation into space. The primary greenhouse gases in the atmosphere are water vapor (H2O), carbon dioxide (CO2), nitrous oxide (N2O) and methane (CH4). Other greenhouse gases include hydrofluorocarbons (HFCs), perfluorocarbons (PFCs) and sulfur hexafluoride.

Integrated Gasification Combined Cycle
An advanced combustion technology which uses a synthesis gas to power a steam turbine. The synthesis gas is created from the gasification of a fuel such as coal, petroleum coke or biomass. This technology results in significantly lower air emissions of pollutants. Research and development is underway to support the large-scale commercial deployment of this technology.

Intermediate load	The range from baseload to a point between baseload and peak. This point may be the midpoint, a percent of the peak load or the load over a specified time period.
Low NOx burners
One of several combustion technologies used to reduce emissions of nitrogen oxides. Low NOx burners create a fuel-rich flame within a boiler. Under this condition most of the oxygen in the combustion air combines with the fuel rather than nitrogen, reducing the formation of NOx.

Megawatt	One megawatt equals one million watts.
Megawatt-hour	One megawatt-hour equals one million watt-hours.

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Glossary of Terms

Mercury (Hg)
A naturally occurring element that is found in air, water and soil. It exists in several forms: elemental or metallic mercury, inorganic mercury compounds and organic mercury compounds. Elemental mercury can evaporate at room temperature to become an invisible, odorless toxic vapor. Inorganic mercury compounds take the form of mercury salts and have been included in products such as fungicides, antiseptics or disinfectants, as well as some traditional medicines. Organic mercury compounds are formed when mercury combines with carbon. Microscopic organisms convert inorganic mercury into methylmercury, the most toxic form of common organic mercury compound found in the environment. Methylmercury accumulates up the food chain.

Methane (CH4)	A colorless, nonpoisonous, flammable gas emitted by marshes and solid waste sites undergoing anaerobic decomposition. Methane is also the principal component of natural gas.
Metric ton	A unit of weight equal to 1.102 short tons.
mmBtu	Million British thermal units.
Overfire air	A technology for nitrogen oxides reduction through secondary air staging technology that directs a portion of combustion air into the upper fuel elevation of an incinerator or boiler.
Ozone (O3)	A pungent, colorless, toxic gas produced by photochemical (catalyzed by chemical interaction plus sunlight) processes. It is a major air pollutant.
Particulate matter (PM2.5)	A particle of solid or liquid matter, also called soot, dust and aerosols. Emissions of particulate matter are regulated by the Clean Air Act.
Scrubber(Flue Gas Desulfurization Unit)
A device that uses a liquid spray to remove aerosol and gaseous pollutants, particularly SO2, from an air stream. The gases are removed either by absorption or chemical reaction. Solid and liquid particulates are removed through contact with the spray.

Sulfur dioxide (SO2)	A colorless gas of compounds of sulfur and oxygen that is produced primarily by the combustion of fossil fuel.
Sulfur hexafluoride (SF6)	A colorless gas. A very powerful greenhouse gas used primarily in electrical transmission and distribution systems and as a dielectric in electronics.
Terrestrial carbon sequestration	The transfer of carbon dioxide from the earth’s atmosphere into plants and soils.
Ultra supercritical pulverized coal unit
An advanced design for a coal-based steam plant with steam turbine conditions that are higher than a supercritical unit. Steam pressure can be as high as 5,000 psi, and steam temperature can be as high as 1200[o]F. This results in higher plant efficiency. Research and development are underway on the improvements needed in materials to achieve acceptable performance and life in the design operating conditions.

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List of Acronyms

List of Acronyms

CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CEM	Continuous emission monitor
CFB	Circulating fluidized bed
CFCs	Cholorofluorocarbons
CH4	Methane
CO2	Carbon dioxide
CRA	Charles River Associates
DOE	U.S. Department of Energy
ECAR	East Central Area Reliability Coordinating Agreement
ECOTM	Electro-Catalytic Oxidation
EEA	Energy and Environmental Analysis, Inc.
EIA	U.S. Energy Information Administration
EPRI	Electric Power Research Institute
ESP	Electrostatic Precipitator
FERC	Federal Energy Regulatory Commission
FGD	Flue gas desulfurization
FIP	Federal Implementation Plan
FOG	Forced oxidation gypsum
GHG	Greenhouse gas
GWP	Global warming potential
HFC	Hydrofluorocarbons
IGCC	Integrated Gasification Combined Cycle
IPCC	Intergovernmental Panel on Climate Change
JCP&L	Jersey Central Power & Light
kWh	Kilowatt-hour
LMP	Locational marginal pricing
LNG	Liquified natural gas
MEA	Monoethanolamine
Met-Ed	Metropolitan Edison Co.
MISO	Midwest Independent Transmission System Operator, Inc.
MIT	Massachusetts Institute of Technology
mmBTu	Million British thermal units
MMTCE	Million metric tons of carbon equivalent
MOU	Memorandum of Understanding
MRCSP	Midwest Regional Carbon Sequestration Partnership
MW	Megawatt
MWh	Megawatt-hour
N2O	Nitrous oxide

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List of Acronyms

NAAQS	National Ambient Air Quality Standards
NATS	NOX Allowance Tracking System
NJDEP	New Jersey Department of Environmental Protection
NOx	Nitrogen oxides
NRC	Nuclear Regulatory Commission
NSPS	New Source Performance Standards
NUGS	Non-utility generation sources
OCDO	Ohio Coal Development Office
OEPA	Ohio Environmental Protection Agency
OTC	Ozone Transport Commission
PADEP	Pennsylvania Department of Environmental Protection
PEAR	Power & Analytic Resources
Penelec	Pennsylvania Electric Co.
PFCs	Perfluorocarbons
PJM	PJM Interconnection LLC
PM2.5	Particulate matter
PRB	Powder River Basin
RGGI	Regional Greenhouse Gas Initiative
SCR	Selective catalytic reduction
SF6	Sulfur hexafluoride
SIP	State implementation plan
SNCR	Selective non-catalytic reduction
SO2	Sulfur dioxide
U.S. EPA	U.S. Environmental Protection Agency
VOC	Volatile organic components

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Appendix A

FirstEnergy’s Inventory of
Greenhouse Gas Emissions

FirstEnergy has conducted an inventory of its greenhouse gas emissions. EPRI Solutions and Platts assisted in carrying out this work. The EPA Climate Leaders Greenhouse Gas Protocol (“EPA Protocol”) was selected as the primary guidance for our inventory. The EPA Protocol is based on The Greenhouse Gas Protocol, a guidance document for corporate GHG inventory protocol developed by the World Resources Institute (WRI) and the World Business Council for Sustainable Development. The WRI GHG protocol is recognized as an international standard for corporate greenhouse gas accounting and reporting and is used by many GHG initiatives as a basis for registry, trading and reduction programs.

The GHG inventory for emissions from our sources was completed for the years 2001 through 2003. The sources included are all sources in which FirstEnergy has an ownership stake, with emissions calculated in proportion to equity interest. The source categories included are stationary combustion, mobile combustion, fugitive emissions and emissions from purchased power consumed by FirstEnergy facilities that are not located in FirstEnergy’s service territory. All emissions were converted to CO2 equivalents.

Carbon dioxide emitted from fossil-fuel fired generation is the source of 98.1 percent of our GHG emissions. Emissions of SF6 from transmission and distribution equipment accounted for 1.1 percent of the total. The remaining sources are minor by comparison. The table below shows the sources of the company’s GHGs.

Type of Source	Emissions Sources	Basis for Emissions Calculation	CO2	SF6	N2O	CH4	HFCs
Direct Sources
Stationary Combustion	Fossil-fueled generating plants, small stationary sources	Emissions monitors; fuel usage	x		x	x
Mobile Combustion	Company vehicles	Fuel Usage	x		x	x
Fugitive Emissions	Refrigerant equipment for building cooling and vehicle air-conditioning	Building size, vehicle miles					x
	Insulating gas for transmission and distribution equipment	Mass balance approach		x
Indirect Sources
Purchased Power	Power consumed by facilities not in FirstEnergy’s territory	Building size, electricity consumption	(Extremely de minimus)

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Appendix B

Global Warming Potential

The index used to translate the level of emissions of various gases into a common measure in order to compare the relative radiative forcing of different gases without directly calculating the changes in atmospheric concentrations. GWPs are calculated as the ratio of the radiative forcing that would result from the emissions of one kilogram of a greenhouse gas to that from emission of one kilogram of carbon dioxide over a period of time (usually 100 years).

Global Warming Potentials and Atmospheric Lifetimes (years)
Gas Atmospheric Lifetime GWP[a]
Greenhouse Gas	Atmospheric Lifetime	Global Warming Potential
Carbon dioxide (CO2)	50-200	1
Methane (CH4)b	12 ± 3	21
Nitrous oxide (N2O)	120	310
HFC-23	264	11,700
HFC-125	32.6	2,800
HFC-134a	14.6	1,300
HFC-143a	48.3	3,800
HFC-152a	1.5	140
HFC-227ea	36.5	2,900
HFC-236fa	209	6,300
HFC-4310mee	17.1	1,300
CF4	50,000	6,500
C2F6	10,000	9,200
C4F10	2,600	7,00
C6F14	3,200	7,400
SF6	3,200	23,900

Source: IPCC 1996; Second Assessment Report (SAR). Although the GWPs have been updated by the IPCC in the Third Assessment Report (TAR), estimates of emissions presented in the US Inventory will continue to use the GWPs from the Second Assessment Report.

[a] 100-year time horizon

[b] The methane GWP includes the direct effects and those indirect effects due to the production of tropospheric ozone and stratospheric water vapor. The indirect effect due to the production of CO2 is not included.

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Appendix C

Profiles of FirstEnergy’s
Clean-Coal Technology Projects

Following are brief profiles of the 15 clean-coal technology projects in which FirstEnergy companies have participated:

HALT

Hydrate Addition to Low Temperature, or HALT, humidified a 5-MW slipstream and injected lime to reduce SO2. Particulates were collected in an electrostatic precipitator.
SO2 reduction:	50 percent
NOx reduction:	None
Waste streams:	Lime reaction byproduct collected in the precipitator

LIMB/Coolside

This project developed Limestone Injection Multi-Stage Burner (LIMB) and low-NOx burner technology for both retrofit and new applications for wall-fired boilers. Variations of the LIMB technology, including humidification of the flue gas to improve SO2 removal and precipitator performance, and the Coolside technology, which demonstrated in-duct lime injection, also were developed.
SO2 reduction:	50-70 percent
NOx reduction:	50 percent
Waste streams:	2 ½ times the normal ash

Clean Coal Fuels Management

Clean Coal Fuels Management developed a personal computer-based model for utilities to evaluate the economics of a new strategy for controlling power plant SO2 emissions in which multiple product-cleaned coal is fired in existing pulverized coal units and in new or retrofit fluidized bed combustion units.
SO2 reduction:	50 percent
NOx reduction:	Not applicable

E-SOX

E-SOX was a 5-MW slipstream pilot demonstration of an SO2 removal system in which the first stage of an electrostatic precipitator was replaced by a chamber where a lime slurry was sprayed into the flue gas. Additionally, the particulates entering the remaining precipitator collectors were precharged to improve collection.
SO2 reduction:	50 percent
NOx reduction:	None
Waste streams:	Lime reaction byproduct collected in the precipitator (doubling the ash collected)

REBURN

REBURN demonstrated the injection of a secondary fuel in the furnace, creating a fuel-rich zone to reduce NOx by converting it to molecular nitrogen.
SO2 reduction:	Not applicable
NOx reduction:	50 percent (demonstrated at above 80 percent load)
Waste streams:	None

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Appendix C: Profiles of FirstEnergy's Clean-Coal Technology Projects

CCT Ash Utilization Study

The CCT Ash Utilization Study demonstrated high-volume, low-technology uses of dry FGD byproduct material, which could substitute for other materials that are utilized for land reclamation (abandoned acidic mine reclamation), agriculture, and soil stabilization.

NOXSO Pilot

The NOXSO pilot demonstrated a dry SO2/NOx removal system using a regenerable sorbent on a 5-MW slipstream. The flue gas passed through a fluidized bed of sorbent to remove SO2 and NOx. Heat was used to regenerate the sorbent at high temperature with methane gas and steam.
SO2 reduction:	98 percent
NOx reduction:	96 percent
Waste streams:	None

SORBTECH Mag*Sorbent

SORBTECH Mag*Sorbent was a 2-MW slipstream pilot demonstration of a dry SO2/NOx removal system that uses a regenerable sorbent. Flue gas passes through a moving bed of sorbent, which removes pollutants. Sorbent is regenerated in a heating process.
SO2 reduction:	90 percent
NOx reduction:	40 percent
Waste streams:	None

SNRB

SNRB, or SOx-Nox-ROx-Box, demonstrated a flue gas cleanup process combining the removal of SO2, NOx, and particulates in one piece of equipment in a high temperature baghouse. SO2 removal is accomplished using either calcium- or sodium-based sorbent injected into the flue gas. NOx is reduced to nitrogen and water by catalytic reaction with ammonia. Particulate removal is accomplished by high temperature ceramic-fiber bag filters. The project was installed on a 5 MW slipstream from a 156MW boiler.
SO2 reduction:	70-90 percent
NOx reduction:	90 percent
Waste streams:	Ash collected by the baghouse
Particulate removal:	99.9 percent
SNOX

SNOX treated a flue gas equivalent of about 35 MW, reducing NOx by selective catalytic reduction and oxidizing SO2 to SO3 on a sulfuric acid catalyst in the SO2 Reactor at high temperature.
SO2 reduction:	96 percent (demonstrated)
NOx reduction:	95 percent (demonstrated)
Waste streams:	None
H2SO4 production:	29 tons per day
SORBTECH Duct Injection

The SORBTECH Duct Injection pilot demonstrated an SO2 removal system on a 2-MW slipstream by injecting a fine sorbent into a flue gas duct to reduce SO2 with resulting fine particulates being collected by a cyclone and high pressure baghouse.
SO2 reduction:	90 percent (projected)
NOx reduction:	None
Waste streams:	None

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Appendix C: Profiles of FirstEnergy's Clean-Coal Technology Projects

LS-2 Scrubber

The LS-2 Wet Flue Gas Desulfurization (WFGD) System (LS-2 Scrubber) incorporated improvements in spray tower and reaction tank design as well as other enhancements, which resulted in a compact system offering reduced capital and operating cost over conventional WFGD designs. The system had an equivalent capacity of 130 MW, scrubbing a portion of flue gas from two units at one of our plants (each rated at 125 MW). It utilized limestone as the scrubbing reagent and produced gypsum as a byproduct which was sold to a local company for commercial use.

Result: Demonstrated cost-effective SO2 reduction as an alternative to fuel switching.

Forced Oxidation Gypsum (FOG)

FirstEnergy’s development of Forced Oxidized Gypsum (FOG) resulted in the largest recycling project in North America, a $30-million recycling facility at the company’s Bruce Mansfield power plant that turns a typically unusable byproduct (calcium sulfite) of the facility's flue gas desulfurization (FGD) scrubber system into commercial-grade gypsum used to produce wallboard. FOG produces 100-percent synthetic gypsum from the calcium sulfite by injecting it with oxygen and removing fly ash from the scrubber slurry. Currently, a $50-million expansion of the facility will enable it to produce more than one million tons of commercial-grade gypsum annually beginning in mid-2006. Additional details can be found in Chapter 3 of this report.

Fluidized Bed Combustion

In 2001, the company replaced a 1950s-era coal-fired boiler at its Bay Shore Plant with a state-of-the-art circulating fluidized bed (CFB) boiler. The CFB boiler, which is designed to operate more efficiently and effectively than traditional coal-fired boilers, is fueled by petroleum coke, a waste byproduct of British Petroleum’s nearby Toledo Refinery. Additional details can be found in Chapter 3 of this report.

Electro-Catalytic OxidationTM (ECO) Technology

FirstEnergy’s R.E. Burger Plant is the site of a 50-MW commercial-scale demonstration of the Electro-Catalytic OxidationTM, or ECO multi-pollutant control technology. This demonstration follows a successful pilot demonstration utilizing a 2-MW slipstream, also at the Burger Plant. ECO technology, which was developed by Powerspan Corp. of New Durham, New Hampshire, is designed to reduce emissions of SO2, NOx, fine particulates, and mercury. The process also produces a valuable fertilizer co-product.
SO2 reduction:	98 percent
NOx reduction:	90 percent
Hg reduction:	80 percent
Acid gases:	Nearly all
HAPs:	Nearly all
Fine particulates:	Nearly all
Waste streams:	None

During the first year of operation, the commercial-scale ECO unit demonstrated greater than 99 percent SO2 removal, 70-80 percent NOx removal, and 80 percent mercury removal. All fertilizer co-product (several thousand tons) has met commercial specifications. ECO commercial demonstration testing will conclude by the end of 2005. Additional details can be found in Chapter 3 of this report

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Appendix D

International Initiatives

The U.S. government has entered into a number of bilateral international agreements that address climate change and GHG emissions through research, technology development, and technology transfer. Additionally, the federal government has initiated three important international initiatives:

■
Carbon Sequestration Leadership Forum - The U.S. Department of State and DOE convened this forum in June 2003, bringing together representatives from 14 countries and the European Union to discuss effective strategies for reducing global growth of CO2 emissions. The forum is focused on the development of improved, cost-effective technologies for the separation and capture of CO2 for transport and long-term storage. Its long-term goal is to make such technologies available to international users to help reduce the carbon intensity of the world’s energy-producing sectors.

■
International Partnership for the Hydrogen Economy - This partnership provides a mechanism for organizing, coordinating and implementing international research, development, demonstration, and commercialization of hydrogen and fuel cell technologies. The first steps toward a hydrogen economy will build on the established commercial processes and systems in use today.

■
Methane to Markets Partnership - This initiative aims to reduce global methane emissions to enhance economic growth, promote energy security, improve the environment, and reduce GHGs. It will accomplish these goals by focusing on cost-effective, near-term methane recovery and use as a clean energy source. The partnership is an international collaboration of developed countries, developing countries, and countries with economies in transition, together with strong participation from the private sector. Initially, the program targets three major methane sources: landfills, underground coal mines, and natural gas and oil systems.

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Appendix D: International Initiatives

Asia-Pacific Partnership on Clean Development and Climate

Fact Sheet
Bureau of Oceans and International Environmental and Scientific Affairs
Washington, DC
July 28, 2005

Vision Statement of Australia, China, India, Japan, the Republic of Korea, and the U.S. for a New Asia-Pacific Partnership on Clean Development and Climate

Development and poverty eradication are urgent and overriding goals internationally. The World Summit on Sustainable Development made clear the need for increased access to affordable, reliable and cleaner energy and the international community agreed in the Delhi Declaration on Climate Change and Sustainable Development on the importance of the development agenda in considering any climate change approach.

We each have different natural resource endowments, and sustainable development and energy strategies, but we are already working together and will continue to work to achieve common goals. By building on the foundation of existing bilateral and multilateral initiatives, we will enhance cooperation to meet both our increased energy needs and associated challenges, including those related to air pollution, energy security, and greenhouse gas intensities.

To this end, we will work together, in accordance with our respective national circumstances, to create a new partnership to develop, deploy and transfer cleaner, more efficient technologies and to meet national pollution reduction, energy security and climate change concerns, consistent with the principles of the U.N. Framework Convention on Climate Change (UNFCCC).

The partnership will collaborate to promote and create an enabling environment for the development, diffusion, deployment and transfer of existing and emerging cost-effective, cleaner technologies and practices, through concrete and substantial cooperation so as to achieve practical results. Areas for collaboration may include, but not be limited to: energy efficiency, clean coal, integrated gasification combined cycle, liquefied natural gas, carbon capture and storage, combined heat and power, methane capture and use, civilian nuclear power, geothermal, rural/village energy systems, advanced transportation, building and home construction and operation, bioenergy, agriculture and forestry, hydropower, wind power, solar power, and other renewables.

The partnership will also cooperate on the development, diffusion, deployment and transfer of longer-term transformational energy technologies that will promote economic growth while enabling significant reductions in greenhouse gas intensities. Areas for mid- to long-term collaboration may include, but not be limited to: hydrogen, nanotechnologies, advanced biotechnologies, next-generation nuclear fission, and fusion energy.

The partnership will share experiences in developing and implementing our national sustainable development and energy strategies, and explore opportunities to reduce the greenhouse gas intensities of our economies.

We will develop a non-binding compact in which the elements of this shared vision, as well as the ways and means to implement it, will be further defined. In particular, we will consider establishing a framework for the partnership, including institutional and financial arrangements and ways to include other interested and like-minded countries.

The partnership will also help the partners build human and institutional capacity to strengthen cooperative efforts, and will seek opportunities to engage the private sector. We will review the partnership on a regular basis to ensure its effectiveness.

The partnership will be consistent with and contribute to our efforts under the UNFCCC and will complement, but not replace, the Kyoto Protocol.

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Appendix D: International Initiatives

G8 Gleneagles 2005

Excerpts from:

CHAIR’S SUMMARY, GLENEAGLES SUMMIT, 8 JULY

Gleneagles Summit

We met at Gleneagles for our annual Summit, 6-8 July 2005.

Climate Change

We were joined for our discussion on climate change and the global economy by the leaders of Brazil, China, India, Mexico, and South Africa and by the heads of the International Energy Agency, International Monetary Fund, United Nations, World Bank, and the World Trade Organisation.

We have issued a statement setting out our common purpose in tackling climate change, promoting clean energy and achieving sustainable development.

All of us agreed that climate change is happening now, that human activity is contributing to it, and that it could affect every part of the globe.

We know that, globally, emissions must slow, peak and then decline, moving us towards a low-carbon economy. This will require leadership from the developed world.

We resolved to take urgent action to meet the challenges we face. The Gleneagles Plan of Action which we have agreed demonstrates our commitment. We will take measures to develop markets for clean energy technologies, to increase their availability in developing countries, and to help vulnerable communities adapt to the impact of climate change.

We warmly welcomed the involvement of the leaders of the emerging economy countries in our discussions, and their ideas for new approaches to international co-operation on clean energy technologies between the developed and developing world.

Our discussions mark the beginning of a new Dialogue between the G8 nations and other countries with significant energy needs, consistent with the aims and principles of the UN Framework Convention on Climate Change. This will explore how best to exchange technology, reduce emissions, and meet our energy needs in a sustainable way, as we implement and build on the Plan of Action.

We will advance the global effort to tackle climate change at the UN Climate Change Conference in Montreal later this year. Those of us who have ratified the Kyoto Protocol remain committed to it, and will continue to work to make it a success.

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